UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12
THQ INC.

(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

29903 Agoura Road Agoura Hills, California 91301

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
Dear Fellow Stockholder:
On behalf of your Board of Directors, I would like to extend a personal invitation for you to attend THQ's 2012 Annual Meeting of Stockholders on Thursday, August 23, 2012 at 9:00 a.m., Pacific Daylight Time. The Annual Meeting will be held at the Westlake Hyatt, 880 South Westlake Blvd., Westlake Village, California 91361.
At this year's Annual Meeting, we will ask you to:

•	Elect as directors the six nominees identified in this Proxy Statement;

•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2013;

•	Advise us as to whether you approve the compensation of our named executive officers;

•	Vote on a stockholder proposal, if properly presented at the Annual Meeting; and

•	Transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.
THQ's Board of Directors has fixed July 24, 2012 as the record date for determining the stockholders who are entitled to receive notice of, to attend, and to vote at, the Annual Meeting.
Information regarding these matters is set forth in the accompanying Notice of 2012 Annual Meeting of Stockholders and Proxy Statement, to which you are urged to give your prompt attention.
I know that it is not practical for most stockholders to attend the Annual Meeting in person. Whether or not you are able to attend in person, your vote is important. In addition to using the enclosed proxy card to vote your shares, you may submit your vote via the Internet or a toll-free telephone number. Instructions for using these services are provided on your proxy card. Mailing in your proxy card or voting your shares by using the telephone or the Internet will not limit your right to withdraw your proxy and vote in person, should you wish to attend the meeting.
Thank you for your ongoing support of THQ.

Very truly yours,

Brian J. Farrell Chairman of the Board of Directors and Chief Executive Officer July 31, 2012

THQ Inc.
29903 Agoura Road
Agoura Hills, California 91301
Important Notice Regarding the Availability of Proxy Materials for
THQ's 2012 Annual Meeting of Stockholders to be held on August 23, 2012
THQ's Proxy Statement and Annual Report on Form 10-K for the fiscal year ended
March 31, 2012 are available at http://investor.thq.com
To the Stockholders of THQ Inc.:
NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of THQ Inc., a Delaware corporation (the “Company”), will be held on Thursday, August 23, 2012 at 9:00 a.m., Pacific Daylight Time. The Annual Meeting will be held at the Westlake Hyatt, 880 South Westlake Blvd., Westlake Village, California 91361, for the following purposes, all as set forth in the attached Proxy Statement:

1.
To elect as directors the six nominees identified in the Company's Proxy Statement to serve on our Board of Directors until the next Annual Meeting and until their successors qualify and are duly elected;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2013;

3.	To advise us as to whether you approve the compensation of our named executive officers;

4.	To vote on a stockholder proposal, if properly presented at the Annual Meeting; and

5.
To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof. The Company does not know of any matter to be presented at the Annual Meeting other than those described in this Proxy Statement.

The Board of Directors has fixed the close of business on July 24, 2012 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any continuation, postponement or adjournment thereof. If you held shares as of that date, you may vote and attend the meeting.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible using one of three convenient methods: (i) by accessing the Internet site described in these voting materials or the voting instruction form provided to you; (ii) by calling the toll-free number described in these voting materials; or (iii) by signing, dating and returning your proxy card. If you choose to vote via telephone or the Internet, you will have a PIN number assigned to you on the proxy card that you will use to safeguard your vote. If you sign and return your proxy and come to the meeting, your proxy may be returned to you, if you wish.

By Order of the Board of Directors

Agoura Hills, California July 31, 2012	Edward L. Kaufman Secretary

PROXY STATEMENT
dated July 31, 2012
for
THQ's 2012 Annual Meeting of Stockholders
to be Held on August 23, 2012

INFORMATION ABOUT THE 2012 ANNUAL MEETING OF STOCKHOLDERS
WHY DID WE SEND YOU THIS PROXY STATEMENT?
We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors (“Board”) is soliciting your proxy to vote at our 2012 Annual Meeting of stockholders of THQ Inc. (referred to herein as “we,” “us,” “THQ,” or the “Company”). The Proxy Statement gives you information on the proposals to be voted upon at the Annual Meeting, as well as other information so that you can make an informed decision. You are invited to attend the Annual Meeting to vote on the proposals, but you do not need to attend in person in order to vote. You may instead vote by mail using the enclosed proxy card, or vote by using the Internet or the telephone as described in the instructions printed on your proxy card. The Proxy Statement and the accompanying form of proxy were first sent or given to stockholders on or about July 31, 2012.
TIME, DATE AND PLACE OF THE ANNUAL MEETING
Our Annual Meeting will be held at 9:00 a.m., Pacific Daylight Time, on Thursday, August 23, 2012 at the Westlake Hyatt, 880 South Westlake Blvd., Westlake Village, California 91361. If you have any questions regarding this Proxy Statement or the Annual Meeting, you may direct them in writing to our Secretary at our mailing address as set forth on the cover page.
WHO CAN VOTE?
The Board has set July 24, 2012 as the record date for the Annual Meeting. You are entitled to vote at the Annual Meeting if you held our common stock, either as a stockholder of record or as a beneficial owner, as of the close of business on such date.
WHAT AM I VOTING ON?
Stockholders will vote on four items at the Annual Meeting:

•	Elect as directors the six nominees identified in this Proxy Statement;

•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2013;

•	Advise us as to whether you approve the compensation of our named executive officers (“Say-on-Pay”); and

•	Vote on a stockholder proposal entitled “Adopt a majority voting standard for uncontested director elections”, if properly presented at the Annual Meeting.
HOW MANY VOTES DO I HAVE?
Each share of common stock is entitled to one vote on each of the matters presented for a vote at the Annual Meeting.

HOW MANY VOTES ARE REQUIRED TO CONDUCT THE MEETING?
A majority of our outstanding shares of common stock as of July 24, 2012 must be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Shares are counted as present in person or represented by proxy if stockholders owning such shares are present at the Annual Meeting or have properly submitted a proxy card. As of July 24, 2012, there were 6,852,169 shares of common stock outstanding and entitled to vote. Shares representing a majority of the outstanding shares, or 3,426,085, will constitute a quorum for the Annual Meeting.
HOW DO I VOTE IN PERSON?
Your shares may be voted at the Annual Meeting if you are present in person or represented by a valid proxy.
HOW DO I VOTE BY PROXY?
If you properly fill in your proxy card and send it to us in time to vote, or if you vote by using the Internet or vote by telephone as instructed on your proxy card, your “proxies” (Brian J. Farrell and Paul J. Pucino) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the proxies will vote your shares to:

•	elect as directors the six nominees identified in this Proxy Statement;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2013;

•	approve the compensation of our named executive officers; and

•	abstain with respect to the stockholder proposal to adopt a majority voting standard for uncontested director elections.
Even if you currently plan to attend the Annual Meeting, it is a good idea to complete and return your proxy card, or vote by using the Internet or the telephone before the Annual Meeting date, just in case your plans change.
CAN I REVOKE MY PROXY?
You may change your vote after you have voted as described below.
Stockholders of Record. You may revoke your proxy by following any of these procedures:

•	If you voted by Internet or telephone, vote again using the Internet or telephone (which will supersede your earlier vote); or

•	If you voted by executing a proxy card, send in another signed proxy card with a later date; or

•	Send a letter revoking your proxy to our Secretary at the address indicated on page 58 under “Stockholder Proposals for the 2013 Annual Meeting;” or

•	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.
Street Name Holders. You must follow the procedures required by the brokerage firm or bank through which you hold your shares to revoke your proxy. You should contact that firm directly for more information on those procedures.
WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A "STREET NAME" HOLDER?
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.”

MAY MY BROKER VOTE FOR ME?
Brokers who hold shares for the accounts of their clients (referred to as held in “street name”) may vote such shares either as instructed by their clients or, if they do not receive instructions from their clients, in their own discretion as to “routine” matters as permitted by the rules of the stock exchange or other organization of which they are members. A “broker non-vote” represents votes that could have been cast on a particular matter by a broker, as a shareholder of record, but were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares, or (ii) had discretionary voting authority, but nevertheless refrained from voting on the matter. Brokers generally have discretionary authority to vote on the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants; however, brokers do not have discretionary authority to vote on the other proposals described above. Broker non-votes are counted as present at the Annual Meeting for the purpose of determining a quorum.
WHAT VOTE IS REQUIRED FOR EACH PROPOSAL?

Proposal	Vote Required	Board Recommendation
1. Election of Directors	Plurality	FOR each Nominee

2. Ratification of Deloitte & Touche	Majority of shares voting on proposal	FOR

3. Say-on-Pay	Majority of shares voting on proposal	FOR

4. Stockholder proposal to adopt a majority voting standard for uncontested director elections	Majority of shares voting on proposal	No recommendation
Shares for which proxies have been executed will be voted as specified in the proxies. If you sign and return your proxy without voting instructions, your shares will be voted FOR the election of each nominee identified in this Proxy Statement; FOR proposals 2 and3; and ABSTAIN on proposal 4.

WHO WILL COUNT THE VOTE?
Votes cast in person or by proxy prior to the close of voting at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will (i) determine whether a quorum exists, (ii) determine the authenticity, validity and effect of proxies, and (iii) receive and count the votes of our shares of common stock.
WILL ANYTHING ELSE BE VOTED ON AT THE ANNUAL MEETING?
Our Board knows of no matters, other than those stated above, to be presented and considered at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponements or adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if a quorum is not present, vote such proxy to adjourn the Annual Meeting from time to time.
WHERE DO I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
We will announce preliminary voting results at the Annual Meeting. We will also publish the final results in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (“SEC”) within four business days after our Annual Meeting. Once filed, you can request a copy of the Form 8-K by contacting our Investor Relations department at (818) 871-5125. You can also get a copy on the Internet at http://investor.thq.com/ or through the SEC's electronic data system, called EDGAR, at www.sec.gov.
COSTS OF SOLICITING THESE PROXIES
We pay the expenses of preparing, printing and mailing this Proxy Statement and the proxy cards. Proxies may be solicited by our officers, directors and regular employees, without extra pay, by personal interviews, telephone, mail, e-mail or other appropriate means. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their reasonable out-of-pocket expenses.

RECENT REVERSE STOCK SPLIT
On July 5, 2012, the Company effected a reverse stock split of its outstanding common stock at a ratio of one-for-ten, whereby each ten shares of common stock were combined into one share of common stock (the “Reverse Stock Split”). The Reverse Stock Split was effective with respect to stockholders of record as of 5:00 p.m. Pacific time on July 5, 2012. Stockholders became entitled to receive cash in lieu of fractional shares produced by the Reverse Stock Split.
As reflected in this Proxy Statement, the principal effects of the Reverse Stock Split were to:

•	reduce the number of shares of common stock issued and outstanding by a factor of 10;

•
increase the per share  exercise price by a factor of 10, and decrease the number of shares issuable upon exercise by a factor of 10, for all outstanding options, warrants and other convertible or exercisable equity instruments entitling the holders to purchase shares of the Company's common stock;

•	proportionately reduce the number of shares authorized and reserved for issuance under the Company's existing equity compensation plans;

•	adjust the conversion rate for our 5% Convertible Senior Notes due 2014; and

•	increase the number of unreserved shares available for issuance.

All numbers in this Proxy Statement have been revised to reflect the Reverse Stock Split.

PROPOSAL NUMBER 1 ELECTION OF DIRECTORS
Our nominees for the election of directors at the Annual Meeting include five independent directors, as defined in the applicable rules for companies traded on the NASDAQ Global Select Market (NASDAQ), and our Chief Executive Officer, Brian J. Farrell. Our stockholders elect all directors annually. At the recommendation of the Nominating/Corporate Governance Committee, the Board has selected the nominees to serve as directors for the term beginning at the Annual Meeting on August 23, 2012 until the next annual meeting of stockholders and the election and qualification of their successors, if any.
Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each nominee named in this proposal. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Pursuant to THQ's Bylaws, directors shall be elected by a plurality of the votes cast in the election of the directors. In accordance with our Bylaws, since our Secretary did not receive timely and proper notice from a stockholder indicating an intention to nominate one or more candidates to compete with the Board's nominees, the election of directors is considered “uncontested” and therefore, as long as a quorum is present at the Annual Meeting, the six nominees nominated by the Board will be elected to the Board.
All director nominees are currently serving on the Board. There is no family relationship between any nominee and any other nominee or executive officer of the Company. In the last fiscal year, there were no reportable business relationships between the Company and any director.
The Board recommends that you vote “FOR” the election of each of the nominees.
All of our directors bring to the Board a wealth of leadership and management experience, including board experience and experience derived from their service as executives of large public companies. Certain individual experience, qualifications, attributes and skills of each of our directors that we believe contribute to the Board's effectiveness and success and led the Board to conclude that such directors should be re-nominated as directors are described in each of the biographies below.
Brian J. Farrell (age 58) has been our Chief Executive Officer since January 1995 and a director since March 1993. He also served as President of the Company from January 1995 until May 2012. Between October 1992 and January 1995, Mr. Farrell served as our Executive Vice President and Chief Operating Officer. From July 1991 to October 1992, Mr. Farrell served as our Vice President, Chief Financial Officer and Treasurer. Mr. Farrell was employed by Deloitte Haskins & Sells, a predecessor of Deloitte & Touche LLP, an international accounting firm and our current auditors, from 1978 to 1984.
Mr. Farrell's qualifications for election to our Board include his depth of institutional knowledge and understanding of our company and our business, which he has gained from his 21 years with the company, including 16 years of service as our President and Chief Executive Officer. Mr. Farrell has strong financial knowledge, having worked with Deloitte Haskins & Sells and as a Chief Financial Officer and Treasurer of a large company. Additionally, we believe it is crucial to have the perspective of the Company's Chief Executive Officer represented on the Board to provide direct insight into the Company's day-to-day operation and strategic vision.
Lawrence Burstein (age 69) has been a director since July 1991. Since March 1996, Mr. Burstein has served as President and a director and has been a stockholder of Unity Venture Capital Associates Ltd., a private investment company. From 1986 through March 1996, Mr. Burstein was President, a director and a principal stockholder of Trinity Capital Corporation, a private investment company. Mr. Burstein is a director of CAS Medical Systems, Inc., I.D. Systems, Inc. and Atrinsic, Inc.
Mr. Burstein's qualifications for election to our Board include the financial expertise he has gained in almost 25 years as president and director of private investment companies, as well as the institutional knowledge he has gained in his almost two decades with THQ. Mr. Burstein also possesses extensive knowledge regarding corporate governance matters and other items applicable to public companies through his service on the boards of directors of several other public companies.

Henry T. DeNero (age 66) has been a director since June 2003. Since January 2001, Mr. DeNero has been an independent management consultant. From January 1999 to December 2000, he was Chairman and Chief Executive Officer of HomeSpace, Inc., an Internet company in the real estate and mortgage services business. From July 1995 to December 1998, he was Executive Vice President of First Data Corporation, a computer services company. From June 1994 to June 1995, Mr. DeNero was an independent management consultant. From April 1992 to April 1994, he was Vice Chairman and Chief Financial Officer of Dayton Hudson Corporation (now Target Corporation), a general merchandise retailer. From 1973 to 1992, he was with the management consulting firm, McKinsey & Company, Inc., first as an associate and later as a principal (junior partner) and then a director (senior partner) of the firm. Mr. DeNero is also a director of Western Digital Corporation.
Mr. DeNero's qualifications for election to our Board include his significant financial experience, which qualify him as an audit committee financial expert, as defined by SEC rules. In addition to several executive and consultant roles, Mr. DeNero served as chief financial officer of Dayton Hudson Corporation (now Target Corporation), a top retailer in the video game industry, which provides our Board with insight into aspects of the retail environment in our industry.
Brian P. Dougherty (age 55) has been a director since November 2002. Mr. Dougherty is the founder, Chief Executive Officer and Chairman of the Board of AirSet, Inc. (formerly Airena, Inc.), a software development company that he founded in 2003. In the 22 years prior to founding AirSet, Mr. Dougherty founded and served as chief executive officer and/or chief technology officer as well as a director of several companies, including the following: Imagic, a third‑party maker of games for the Atari 2600, and other early video game consoles; Geoworks Corporation, a publicly‑traded company that developed video games for consoles and PCs, productivity software and operating systems for PCs, and operating systems and applications for mobile phones; Global PC, Inc., a company that provided an easy-to-use internet‑driven personal computer system targeting the first-time user market; MyTurn.com, a publicly‑traded company that acquired substantially all of the assets of Global PC and was a provider of easy-to-use Internet‑driven related computing products and services targeted at providing a complete solution to those without computers and access to the Internet; and Wink Communications, a publicly traded provider of end-to-end interactive television services to the cable and satellite industries. Mr. Dougherty became Chief Technology Officer of MyTurn.com five months before it filed a voluntary petition for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California in March 2001. Mr. Dougherty's role as Chief Technology Officer did not involve leading the company from an operational perspective nor raising financing for ongoing operations-Mr. Dougherty was responsible for integrating the GEOS operating system, which MyTurn.com licensed from Geoworks Corporation, into the company's GlobalPC product. Mr. Dougherty began his career in the video game industry in 1979 with Mattel, where he created games for the Intellivision. Mr. Dougherty has a BS in Electrical Engineering and Computer Science from UC Berkeley.
Mr. Dougherty's qualifications for election to our Board include his experience as the founder and Chief Executive Officer of other software/gaming technology companies. In those positions, among other things, Mr. Dougherty has also gained unique experience and valuable insight regarding not only our core business, but also the Internet and other emerging software/technology businesses.
Jeffrey W. Griffiths (age 61) has been a director since October 2005. Mr. Griffiths served as a member of the board and the Chief Executive Officer of Lumber Liquidators, a national retailer of hardwood flooring, from September 2006 until December 31, 2011, when he retired from those positions. He also served as President of Lumber Liquidators from September 2006 until January 2011. Mr. Griffiths was President and Chief Executive Officer of video game retailer Electronics Boutique Holdings Corp. (“EB”) from 2001 through 2005, when EB merged with GameStop Corp. Mr. Griffiths' career at EB spanned more than 20 years. He served as Vice President and Senior Vice President of Merchandising, Marketing and Distribution for EB from 1987 to 1996 and from 1996 to 2001, respectively. Mr. Griffiths also served as a director of EB from 2001 to 2005 and of Game PLC, formerly Electronics Boutique PLC, from 1995 to 1997. Mr. Griffiths currently serves on the board of two colleges as well as a privately held company. Mr. Griffiths holds an MBA from Temple University and a BA from Albright College.
Mr. Griffiths' qualifications for election to our Board include his extensive business knowledge and financial and accounting experience from having served as President and Chief Executive Officer of EB and Lumber Liquidators, both public companies. Additionally, his more than 20 years experience in the video game industry, in particular in the retail channel, provides unique insight and expertise to the Board.
James Whims (age 57) has been a director since April 1997. Since February 2010, Mr. Whims has been a partner at Alsop Louie Partners, a venture capital firm specializing in high technology enterprises, and serves as a director of Smith & Tinker and Ruckus Media Group, Alsop Louie Partners portfolio companies. Since 1996, Mr. Whims has been a Managing Director of TechFund Capital I, L.P., TechFund Capital II, L.P., and since 2001, TechFund Capital Europe, venture capital firms concentrating on high-technology enterprises. From 1994 to 1996, Mr. Whims was Executive Vice President of Sony Computer Entertainment of America. Mr. Whims was a co-founder of Worlds of Wonder, an American toy company founded by former

Atari employees, which distributed the Nintendo Entertainment System in the United States during its first few years after launch. He was a key executive at Software Toolworks and served as a director of PortalPlayer, Inc. and 3DFX. Mr. Whims is a board member of Synaptics Inc. and numerous private company boards. Mr. Whims holds an MBA from the University of Arizona and a BA from Northwestern University.
Mr. Whims' qualifications for election to our Board include his vast video game knowledge, having been in the industry for nearly three decades. Among the many accomplishments of his lengthy career, he has been responsible for the launch of the Sony PlayStation in the United States, as well as Worlds of Wonder's launch of the Nintendo Entertainment System in the United States. Mr. Whims' extensive industry experience provides our Board with invaluable insight into the video game industry.

UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES
RECEIVED BY THEM FOR EACH DIRECTOR LISTED ABOVE.

PROPOSAL NUMBER 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Information about Deloitte & Touche LLP
The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) to be our independent registered public accounting firm (also referred to herein as “auditors”) for the fiscal year ending March 31, 2013. As a matter of good corporate governance, the Board submits the Audit Committee's selection of the independent registered public accounting firm to stockholders for ratification.
Deloitte has been our independent registered public accounting firm since 1991, and no relationship exists other than the usual relationship between auditor and client.
If the appointment of Deloitte as auditors for fiscal 2013 is not ratified by the stockholders, the adverse vote will be considered by the Audit Committee when it considers auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current fiscal year, the appointment for fiscal 2013 will stand, unless the Audit Committee finds other good reason for making a change.
A representative of Deloitte is expected to be present at the Annual Meeting to have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.
Fees for professional services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in fiscal years 2012 and 2011 were as follows:

	Fiscal 2011	Fiscal 2012
Audit Fees (1)	$1,441,400	$1,455,325
Audit‑Related Fees (2)	8,385	11,073
Tax Fees (3)	64,438	8,890
All Other Fees	—	—
Total	1,514,223	1,475,288

(1)
Represents the aggregate fees billed and expected to be billed in each fiscal period presented above primarily for professional services provided in connection with: (i) the year-end financial statement audit (U.S. domestic and international); (ii) the review of the Company's quarterly financial statements included in the Company's Forms 10-Q; and (iii) the audit of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes‑Oxley Act of 2002.

(2)
Represents the aggregate fees billed in each fiscal period presented above for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements, including consultations and additional audit services. Audit-related fees in fiscal 2012 and 2011 are related to S-8 filings for our Employee Stock Purchase Plan, access to online research tools and reviews of comment letters received by the Company from the Securities and Exchange Commission (“SEC”).

(3)	Represents the aggregate fees billed in each fiscal period presented above for tax compliance, tax advice and tax planning.
Services Provided by Deloitte & Touche LLP
The Audit Committee is required to pre-approve the engagement of Deloitte to perform audit and other services for THQ and its subsidiaries. Our procedures for the pre-approval by the Audit Committee of all services provided by Deloitte comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit‑related services, tax services and other services. The audit engagement is specifically approved and the auditors are retained by the Audit Committee.
The Audit Committee considered and determined that fees for services other than audit and audit‑related services are compatible with maintaining Deloitte's independence. The Audit Committee approved 100% of all fees incurred in fiscal 2012.
THE BOARD RECOMMENDS THAT YOU VOTE FOR PROPOSAL NUMBER 2.
UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR PROPOSAL NUMBER 2.

PROPOSAL NUMBER 3 ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY-ON-PAY)
The Company is providing its stockholders with the opportunity to cast an advisory, non-binding vote on the fiscal 2012 compensation of our named executive officers, who in fiscal 2012 were Brian J. Farrell, our Chairman, President (during fiscal 2012) and Chief Executive Officer; Paul J. Pucino, our Executive Vice President and Chief Financial Officer; Danny Bilson, our former Executive Vice President, Core Games; Ian Curran, our Executive Vice President, Global Publishing; Edward L. Kaufman, our Executive Vice President, Business and Legal Affairs; and Martin J. Good, who served as our Executive Vice President, Kids, Family, Casual until December 2011. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers.

At the Company's annual meeting of stockholders held on July 28, 2011, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders' support of the Company's approach to executive compensation. We ask that you support the fiscal 2012 compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis” beginning on page 28 and the tables and related disclosures contained in the “Executive Compensation” section beginning of page 43 of this Proxy Statement.
As described in greater detail under the heading “Compensation Discussion and Analysis,” the overall objectives of our executive compensation program are (i) to attract and retain key executive talent needed to achieve the Company's business objectives, and (ii) to establish an appropriate link between executive compensation and achievement of the Company's strategic and financial performance goals, including the enhancement of stockholder value. To that end, our compensation program is designed to offer competitive base salaries, taking into account the pay practices of other companies with which we compete for talented executives, but to primarily emphasize a pay-for-performance philosophy by heavily weighting total direct compensation towards annual cash bonus opportunities, which are designed to reward executives for achievement of annual corporate financial performance goals as well as individual goals; and long-term stock‑based incentives, which motivate executives to focus on long-term strategic objectives in order to align the interests of management with those of our stockholders and to provide opportunities for management to share in the benefits that they achieve for the Company's stockholders.
Fiscal 2012 Compensation In-Line with Company Performance. In line with our pay-for-performance philosophy, in fiscal 2012, approximately 63% of our named executive officers' total direct compensation opportunities (base salary, target annual cash bonus and long-term equity) were weighted towards variable, performance-based pay. Because the Company did not achieve its financial goals for fiscal 2012, annual cash bonuses were not paid. Also, because the Company's stock price was low, the grant date fair value of the long-term equity awards granted to the named executive officers were in the bottom 25th percentile among our “comparable companies”. Thus, total direct compensation actually received by our named executive officers was among the bottom 25th percentile among the “comparable companies”.
We urge stockholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the tables and related disclosure which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals.
Required Vote
The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal will be required for the adoption of the resolution approving the compensation paid to our named executive officers.

Recommendation
We ask our stockholders to vote in support of the following resolution at the Annual Meeting:
“RESOLVED, that THQ's stockholders approve, on a non-binding, advisory basis, the compensation paid to THQ's named executive officers, as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related tables and disclosure.”

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Effect of Say-on-Pay Vote

This say-on-pay vote is advisory only and not binding on the company, the Compensation Committee or our Board. Although the vote is advisory, we and our Board and our Compensation Committee value the opinions of our stockholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.

UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR PROPOSAL NUMBER 3.

PROPOSAL NUMBER 4 STOCKHOLDER PROPOSAL TO ADOPT MAJORITY VOTING FOR UNCONTESTED ELECTION OF DIRECTORS
The stockholder proposal that follows is a verbatim submission by the Amalgamated Bank's LongView SmallCap 600 Index Fund (the “Fund”), 275 Seventh Avenue, New York, NY 10001, who has notified THQ that it is the beneficial owner of approximately 49,715 shares of THQ common stock as of December 2, 2011. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the Fund. The Fund has given notice that it intends to present for action at the Annual meeting the following resolution:
Stockholder Proposal
RESOLVED: That the stockholders of THQ Inc. (“THQ” or the “Company”) hereby request that the board of directors amend the Company's governing documents and take such other steps as may be necessary to provide that at each stockholder meeting where there is an uncontested election for the board of directors, a director shall be elected by a majority of the votes cast with respect to that director, with any incumbent director who fails to achieve such a majority vote obliged to tender his or her resignation and the board obliged to decide and state publicly within 90 days whether it has accepted that resignation and the reasons for that decision.
Supporting Statement
THQ uses a “plurality vote” standard to elect directors. Thus, in an uncontested election, there is no way for stockholders to vote against an individual candidate; stockholders can merely “withhold” support for that candidate, who will be elected anyway. In effect, plurality voting allows a candidate to be elected even if a substantial majority of shares are not affirmatively voted in favor of that candidate.
This proposal asks the Board to adopt a “majority vote” policy for electing directors. This would mean that nominees for the board must receive a majority of the votes cast in order to be elected or re-elected to the board, i.e., the number of votes cast “for” a nominee must exceed the number of votes cast “against” a nominee. If the only options are to vote “yes” or “withhold” support, then a “withhold” vote would count as a vote “against” the nominee.
In our view, an effective majority vote policy also requires incumbent directors who fail to win re-election to resign from the board. Without such a provision, the failure of a candidate to achieve a majority might be viewed as creating a vacancy, and state law may allow an incumbent to fill that “vacancy” until his or her successor is chosen.
Allowing a director to hold onto his or her seat in that situation undercuts the goal of majority voting, which is why resignations are required at companies that adopt majority voting and why in that situation a board must decide and announce within 90 days whether it will accept the resignation.
We believe that the Company's long-term performance warrants a greater role for stockholders. As of December 1, 2011, THQ stock was trading at a 10-year low, 30% below the trough previously reached in early 2009. Over the five-year period prior to that date, THQ stock underperformed all ten of its self-identified, traded peers.
Majority voting has been adopted by many companies in recent years. In our view, such a “majority vote” standard in director elections would give stockholders a more meaningful role in the director election process. We believe this Company should make appropriate changes to its governing documents to empower stockholders here.
We urge your support FOR this important director election reform.
Our Board of Directors' Response
Our Board has considered the stockholder proposal submitted by the Fund relating to a majority voting with resignation standard in uncontested director elections (the “Majority Voting Standard”) and has determined to not oppose and make no voting recommendation with respect to such proposal. The Board recognizes that majority voting standards remain controversial. Since this stockholder proposal is advisory in nature and not binding, the Board would like to better understand the views of the Company's stockholders on this proposal before it decides whether it will take any action.

Although the Board makes no recommendations with respect to the stockholder proposal, the Board has carefully considered the proposal submitted by the Fund. The Board believes that the proposal from the Fund warrants further and more in-depth review. Among the issues underlying the Board's conclusion that the proposal requires further study are the following:

•
If in an uncontested election an incumbent director does not receive a majority vote and the Board accepts his or her resignation, a vacancy will be created on the Board. This can have a destabilizing effect on the Company since selecting and vetting a director candidate can be a long and expensive process. The Board may not be able to find a qualified candidate to replace the vacancy on the Board, or, alternatively, may have to reduce the size of the Board;

•	We may have a harder time attracting quality directors if the candidates believe their re-election will be subject to the Majority Voting Standard;

•
Depending upon the role of an individual on the Board and its committees, adopting the Majority Voting Standard may cause the Company to not comply with NASDAQ listing requirements (for example, if the director who failed to receive a majority vote and whose resignation was accepted was the audit committee's financial expert); and

•	Adopting the Majority Vote Standard could increase the cost of soliciting proxies.
Given these and other potential issues, the Board is not taking a final position on the stockholder proposal and is not recommending how stockholders should vote on this proposal. The Board will give weight to the stockholders' vote on such proposal in determining whether and how to implement changes to the voting standard for the benefit of the Company and its stockholders. However, stockholders should be aware that this stockholder proposal is advisory in nature and would only serve as a recommendation to the Board if approved by the stockholders.  Approval of this proposal may not result in the implementation of the Majority Voting Standard and, therefore, its approval would not necessarily effectuate a change to such standard from the plurality voting standard for the election of directors currently prescribed by the Company's governing documents.
Required Vote and Advisory Nature
The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this proposal will be required for the adoption of the stockholder proposal to amend our bylaws in order to require majority voting in the election of directors in the circumstances described in this proposal. However, as noted above, stockholders should be aware that this stockholder proposal is simply a request that the Board take the action stated in the proposal.
If stockholders return a validly executed proxy solicited by the Board, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will be counted as abstentions. Under Delaware law, abstentions will have the same effect as a vote against the proposal.

THE BOARD MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL NUMBER 4.
UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM WITH RESPECT TO PROPOSAL NUMBER 4 ABSTAIN.

CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION
The Role of the Board of Directors
It is the paramount duty of our Board to oversee management in the long-term interests of THQ and our stockholders. To satisfy that duty, the Board takes an active role in THQ's affairs and serves as the ultimate decision‑making body of THQ, except for those matters reserved to or shared with the stockholders. The Board's responsibilities include:

•	Overseeing the Company's risk management process, including reviewing and approving our major financial objectives and strategic operating plans, business risks and actions;

•	Reviewing the performance of our Chief Executive Officer and other executive officers in achieving corporate goals and objectives;

•	Hiring and determining the compensation of our Chief Executive Officer and other executive officers; and

•	Overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.
In fulfilling these responsibilities, directors bring to THQ a wide range of experience, qualifications, attributes, skills, knowledge and judgment. These varied skills contribute to the Board's ability to effectively monitor the policies and decisions of THQ's management, including the execution of THQ's strategies.
The Board has adopted Corporate Governance Guidelines for the Company, which may be viewed in the corporate governance section of our investor relations website at http://investor.thq.com.
Board Composition and Leadership Structure
The Nominating / Corporate Governance Committee has nominated our six current directors for election at the Annual Meeting. The Board has determined that a Board comprised of six directors is currently the appropriate size because, in general, the Board believes that smaller boards are more cohesive, work better together and tend to be more efficient monitors than larger boards.
Each member of our Board is elected annually and serves until his or her successor is elected or appointed. Unless otherwise required by NASDAQ's listing standards or any other law governing the Company, at least two-thirds of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ. Each independent director must certify to the Company in writing that he or she is independent in accordance with applicable NASDAQ rules and shall promptly notify the Board of any change in his or her independent status. Currently, all directors other than Mr. Farrell, our President and Chief Executive Officer, are independent and each committee of the Board consists entirely of independent directors.
Our Corporate Governance Guidelines provide that the Board is free to make its choice for Chairman of the Board (“Chairman”) in any way that the Board considers best for the Company at a given point in time. Therefore, the Board does not have a policy on whether the role of the Chairman and the Chief Executive Officer (“CEO”) shall be held by the same or different persons. The Board currently believes that having the same person, Mr. Farrell, occupy the offices of Chairman and CEO has served THQ well. As Chairman and CEO, Mr. Farrell has significant knowledge of the issues, opportunities and challenges facing the Company and is therefore best positioned to develop board agendas that focus on the most critical matters to the Company.
Our Corporate Governance Guidelines also provide that if the Chairman is not an independent director, as defined under applicable NASDAQ listing standards, an independent director will be selected annually by the independent directors on the Board to serve as Lead Director. The Lead Director's responsibilities include chairing executive sessions of the Board and other meetings of the Board in the absence of the Chairman, serving as a liaison between the Chairman and the other independent directors and between the other independent directors and Company management and performing such other duties as may be specified by the Board from time to time. The Lead Director also has the authority to call meetings of independent directors. Mr. Whims serves as our Lead Director.

We believe that our Board leadership structure promotes effective oversight of the Company's risk management (described below in “Board Role in Risk Oversight”) for the same reasons we believe the structure is most effective for our Company in general, that is, by providing unified leadership through a single person, while allowing for input from our independent Board members, all of whom are fully engaged in Board deliberations and decisions.
Board Meetings
The Board holds regularly‑scheduled quarterly meetings. In addition, special meetings of the Board may be called at any time to address specific needs of THQ. In the fiscal year ended March 31, 2012 (“fiscal 2012”), there were ten meetings of the Board held in person or by telephone conference call and two meetings held by unanimous written consent. The independent directors of the Board meet in executive session (i.e., without non-independent directors or members of management present) at each regularly‑scheduled quarterly Board meeting and at any other time requested by an independent director. All directors attended at least 75% of the Board meetings and meetings of the committees on which they served during fiscal 2012.
Committees of the Board of Directors
The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee. Each committee of the Board consists entirely of independent directors. Members of the individual standing committees are named in the following chart:

Name	Audit	Compensation	Nominating/ Corporate Governance
Lawrence Burstein	X		X*
Henry T. DeNero	X*	X
Brian P. Dougherty		X	X
Jeffrey W. Griffiths	X
James Whims(1)		X*	X
Total Meetings in Fiscal 2012	11	14	2

*	Committee Chairperson

(1)	Mr. Whims serves as the Company's Lead Director.
Additionally, in May 2010, the Board formed the Independent Director Evaluation Committee, which is a committee of the Board comprised of independent and disinterested members of the Board, who presently are the members of the Nominating/Corporate Governance Committee of the Board, in order to administer certain aspects of the Company's Section 382 Rights Agreement. The Board authorized, empowered and directed the Independent Director Evaluation Committee to exercise all rights and powers specifically granted to it under the Section 382 Rights Agreement. The Independent Director Evaluation Committee met two times during fiscal 2012.
Each standing committee is governed by a charter, which is intended to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company's business operations and to make decisions that are independent of the Company's management. The committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The charter for each standing committee of the Board may be viewed in the corporate governance section of our investor relations website at http://investor.thq.com.
Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.
Audit Committee. The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Audit Committee's role includes the appointment, compensation, retention and oversight of our independent registered public accounting firm. Additional primary responsibilities of the Audit Committee include the review of the effectiveness of our internal control over financial reporting, review and approval of proposed related party transactions, review of procedures for complaints by Company employees regarding accounting, internal accounting controls or audit matters, and oversight of the Company's internal audit function. The specific responsibilities and functions of the Audit Committee are delineated in the Audit Committee Charter. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit

Committee. In addition, the Board has determined that Mr. DeNero is an “audit committee financial expert” as defined by SEC rules.
Compensation Committee. The primary responsibilities of the Compensation Committee are to: (i) review and make recommendations to the Board with respect to compensation of our executive officers; (ii) oversee and advise the Board on the adoption of policies that govern the Company's compensation programs; (iii) oversee the Company's administration of its stock‑based compensation and other benefit plans; and (iv) approve grants of stock‑based compensation awards. The Compensation Committee's role includes reviewing, discussing, and recommending to the Board that the Compensation Discussion and Analysis be included in the Company's proxy statement, as required by SEC rules. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter.
Nominating/Corporate Governance Committee. The principal responsibilities of the Nominating/Corporate Governance Committee with respect to nominating functions are to establish criteria for candidates for the Board, establish a process for identifying and evaluating candidates for the Board, recommend candidates to the Board as director nominees, adopt policies for recommendation to the Board with regard to the consideration of candidates recommended by stockholders, evaluate the size of the Board, and evaluate the structure, operation and membership of committees of the Board. With respect to corporate governance functions, the Nominating/Corporate Governance Committee reviews and assesses the adequacy of our corporate governance policies and recommends changes to the Board, reviews related‑party transactions for conflicts of interest, reviews and assesses our governing documents and annually assesses the effectiveness of the operation of the Board and its committees. The specific responsibilities and functions of the Nominating/Corporate Governance Committee are delineated in the Nominating/Corporate Governance Committee Charter.
Director Nomination Process
In evaluating nominees for directors to recommend to the Board, the Nominating/Corporate Governance Committee will take into account many factors within the context of the characteristics and needs of the Board as a whole. While the specific needs of the Board may change from time to time, all nominees for director, including those recommended by stockholders, are considered on the basis of the following qualifications:

•	the highest level of personal and professional ethics and integrity;

•	practical wisdom and mature judgment;

•	broad training and significant leadership experience in business, entertainment, technology, finance, corporate governance, public interest or other disciplines relevant to our long-term success;

•	a willingness to represent the best interests of all our stockholders and objectively appraise management's performance; and

•	the ability to provide different perspectives on issues presented to the Board, including through diversity of professional experience, race, gender, age and national origin.
In determining whether to recommend a director for re-election, the Nominating/Corporate Governance Committee will also consider the director's tenure on the Board, past attendance at meetings, participation in and contributions to the activities of the Board, and continued independence (including any actual, potential or perceived conflicts of interest), as well as changes in the director's principal occupation or professional status. The Nominating/Corporate Governance Committee does not have a specific policy with regard to consideration of any of the above‑listed qualifications or criteria, but will consider all aspects of a nominee's qualifications in determining whether to nominate such candidate for our Board. The primary consideration of the Nominating/Corporate Governance Committee is to identify candidates that will best fulfill the Board's and the Company's needs at the time of the search. Therefore, the Nominating/Corporate Governance Committee does not believe it is appropriate to either nominate or exclude from nomination an individual based on any specific criteria, including gender, ethnicity, color, age, or similar factors.
The Nominating/Corporate Governance Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, except that it may also consider as one of the factors in its evaluation, the amount of our common stock held by the stockholder and the length of time the stockholder has held such stock. Stockholders may nominate a director in accordance with the notice provisions set forth in THQ's Bylaws. In order for a stockholder to properly nominate a director for consideration at an annual meeting of stockholders, a proponent must include certain information about itself, including the proponent's address and stock ownership information, and a representation that the proponent intends to appear in person or by proxy at the annual meeting to propose such nomination. Additionally, information is required to be provided about a beneficial owner on whose behalf a nomination is made, including: (a) detailed ownership information regarding the beneficial owner; (b) a description of any agreement, arrangement or understanding with respect to the nomination between or among such beneficial owner and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D of the Securities Exchange Act of 1934, as amended (“Exchange Act”) (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner); (c) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the notice by, or on behalf of, such beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of THQ's capital stock, or increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of THQ's stock; and (d) a representation whether the beneficial owner will engage in a solicitation with respect to the nomination and, if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the THQ's outstanding capital stock required to nominate the director proposed by the stockholder. THQ may also require any proposed nominee to furnish such other information as may reasonably be required by THQ to determine the eligibility of such proposed nominee to serve as a director, including information relevant to a determination whether such proposed nominee can be considered an independent director. All information must be updated by the proponent as of the record date for the annual meeting and as of 5 business days prior to the annual meeting.
In addition to the above‑mentioned requirements, in order for a stockholder to nominate a director for election at an annual meeting, advance notice must be delivered to our Secretary not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the date on which public announcement (as defined below) of the date of such meeting is first made by THQ.
The advance notice provisions described above are qualified in their entirety by reference to THQ's Bylaws.
We do not currently pay a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential director nominees.
Board Role in Risk Oversight
The Board's role in risk oversight of the Company is consistent with the Company's leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company's risk exposure on a day-to-day basis, and the Board and its committees providing oversight in connection with those efforts. In order to assist the Board in overseeing risk management, we use enterprise risk management, a company-wide initiative that involves the Board, management and other personnel in an integrated effort to identify, assess and manage risks that may affect our ability to execute on our corporate strategy and fulfill our business objectives. These activities include receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies. The Company's Compensation Committee is responsible for overseeing the management of risks relating to the Company's compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating/Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed of such risks through committee reports at the Board meeting following a given committee meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
In addition to the Company's formal compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company's risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board (and its committees) periodically asks the Company's executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.
During fiscal 2010, the Compensation Committee conducted a thorough risk assessment of the Company's compensation policies and practices that included a review of trends and developments in executive pay. In April 2011, the

Compensation Committee engaged Mercer to assist it in a review of the Company's executive compensation practices, which review also included an update on trends in executive compensation. Because there have been no material changes to the Company's compensation program or practices since the company-wide assessment done in fiscal 2010, and based upon the updated review done in April 2011, the Compensation Committee believes that the Company's compensation policies and practices motivate prudent risk taking and are not reasonably likely to cause a material adverse effect upon THQ's business and operations. In this regard, the Company notes that:

•	the Company's executive compensation programs are weighted towards variable, performance-based pay, which we believe rewards sustainable performance;

•	the Company's annual cash bonus opportunity gives additional weight to performance metrics, such as earnings growth, that promote disciplined progress towards longer-term Company goals;

•	the Company does not offer short-term incentives that are disproportionate to other review elements that might drive high-risk behavior at the expense of the long-term Company value;

•
in fiscal 2012, the Company began granting performance share units to its executive officers, rather than time-based restricted stock units. Accordingly, all equity awards granted to executive officers now have performance-based vesting conditions, which we believe better aligns pay to performance; and

•	the Company's compensation awards are limited to reasonable levels, as determined by a review of the Company's economic position, as well as the compensation offered by comparable companies.
Additionally, the Company's Insider Trading policy mitigates compensation-related risk by prohibiting speculative trading in our common stock by our directors and employees.
Board Governance
The Board has adopted the following policies with respect to its governance:
Service on Boards of Other Companies. Directors are encouraged to limit the number of other boards on which they serve, taking into account potential board attendance, participation and effectiveness on these boards. Non-employee directors may not serve simultaneously on more than four public company boards in addition to the Company's Board. The Company's Chief Executive Officer may only serve on one public company board in addition to the Company's Board. Directors should also advise the Chairman of the Board and the Chairman of the Nominating/Corporate Governance Committee in advance of accepting an invitation to serve on another board.
Directors Who Change Their Present Job Responsibilities. If a non-employee director changes his or her occupation or retires from his or her principal employment, such director is required to submit a letter of resignation to the Chairman of THQ's Board. Action on such conditional offer of resignation is by Board resolution, upon recommendation of the Nominating/Corporate Governance Committee.
Director Education. Serving on the Board requires significant time and attention and each of the directors is expected to devote the time and effort necessary to understand the business of the Company and to properly discharge such director's responsibilities. The Company requires its newly elected directors to attend an initial orientation program and thereafter requires that directors attend at least one continuing education program each year to assist them in performing their Board responsibilities. All of the directors nominated for election to our Board have attended at least one continuing education program during the term since the last annual meeting of stockholders.
Attendance at Annual Stockholder Meetings. Each director is strongly encouraged to attend the Company's annual meeting of stockholders. In 2011, all of our directors attended the annual stockholder meeting.
Stock Ownership Guidelines
On May 13, 2008, the Board adopted ownership guidelines for non-employee director and Chief Executive officer stock ownership. The guidelines provide that a non-employee director must own an amount of the Company's common stock (including derivative shares that may be held pursuant to an equity grant) equal to at least ten times a director's annual base retainer and the Company's Chief Executive Officer must own an amount of the Company's common stock equal to at least five times his or her annual salary. On January 31, 2012, the Board suspended the ownership guidelines. The Board believes that due to the recent stock price performance of the Company's common stock, it would be unduly burdensome to require the non-employee directors and the Chief Executive Officer to purchase enough shares of the Company to satisfy the guidelines.

Related Party Transactions
As a general matter, it is the Company's preference to avoid related party transactions. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest and the amount involved exceeds $120,000:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company's common stock;

•
any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company's common stock; or

•
any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

The Company's Audit Committee charter includes a written policy whereby in the event such a transaction is proposed, it must be submitted to and approved by the Audit Committee. Additionally, the Company's Nominating/Corporate Governance Committee charter requires such committee to review related party transactions for conflicts of interest and to approve any such transactions.
On an annual basis, each director and executive officer is required to complete a questionnaire, which requires disclosure of any transactions that the director or executive officer, or his or her immediate family members or associates, may have with the Company in which the director or executive officer, or his or her immediate family members or associates, has a direct or indirect material interest. The Audit Committee, which is responsible for reviewing and approving any related party transactions, considers the responses in the questionnaires and other information regarding potential relationships between the Company and its directors and executive officers. Additionally, the Company's Code of Business Conduct and Ethics includes a written policy that prohibits its directors and officers from engaging in activities that could give rise to an actual or potential conflict of interest with the Company.
There were no related party transactions that are required to be reported pursuant to Item 404(a) of Regulation S-K.
CHARTERS AND CODES OF ETHICS
The Board has adopted charters for each of its standing committees, and has adopted a Global Code of Conduct applicable to all directors, officers and employees, as well as a Code of Ethics for Executive Officers and Other Senior Financial Officers (the “Codes”). The charters and the Codes are available on the investor relations section of our web site at http://investor.thq.com. We will post amendments to our charters and Codes on our website as well as disclose any waivers granted under the Codes in a Form 8-K as required. Copies of our charters and Codes are available without charge by contacting our Corporate Secretary at (818) 871-5080, or email us at investorinfo@thq.com.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
We invite stockholders to communicate any concerns they may have about our Company directly and confidentially with the non-management directors as a group by writing to the Non-Management Directors, c/o Secretary, THQ Inc., 29903 Agoura Road, Agoura Hills, CA 91301. Such communications shall be delivered by the Secretary directly to the chairman of the Nominating/Corporate Governance Committee.

DIRECTOR COMPENSATION
Brian J. Farrell received no compensation for serving as a director, except that he, like all directors, is eligible to receive reimbursement of any expenses incurred in attending Board and committee meetings. He is not listed in the table below since he is also a named executive officer and his compensation is fully reflected in the Summary Compensation Table on page 43 herein.
The compensation of each other director of the Company during fiscal 2012 was as follows:

Name (a)	Fees Earned or Paid in Cash (1) ($) (b)	Stock Awards (2) ($) (c)	Option Awards (2) ($) (d)	Total ($) (j)
Lawrence Burstein(3)	$52,000	$13,600	$15,601	$81,201
Henry T. DeNero(3)	81,000	13,600	15,601	110,201
Brian P. Dougherty(3)	52,750	13,600	15,601	81,951
Jeffrey W. Griffiths(3)	48,000	13,600	15,601	77,201
James Whims(3)	84,500	13,600	15,601	113,701

(1)	These amounts represent annual retainer fees and meeting fees as described in the narrative disclosure below.

(2)
The amounts in the Stock Awards and the Option Awards columns reflect the aggregate grant date fair value of Deferred Stock Units (“DSUs”) and stock options computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation-Stock Compensation. See Note 15 to the Company's consolidated financial statements included in its Form 10-K for the fiscal year ended March 31, 2012 for a discussion of the relevant assumptions used in calculating these amounts.

(3)	As of March 31, 2012, the aggregate number of equity awards outstanding for each non-employee director was as follows*:

	Exercisable Options	Unexercisable Options	Unvested DSU's
Lawrence Burstein	5,600	400	164
Henry T. DeNero	5,600	400	164
Brian P. Dougherty	5,600	400	164
Jeffrey W. Griffiths	5,600	400	164
James Whims	5,600	400	164
*Reflects adjustments for the Reverse Stock Split.
Narrative Disclosure to Director Compensation Table
Our directors receive compensation for their service only if they are not THQ employees. Mr. Farrell therefore receives no compensation for serving as a director. During fiscal 2012, each non-employee director received an annual retainer of $24,000 and an equity grant of 1,200 stock options and 500 DSUs (equity grant amounts reflect adjustment for the Reverse Stock Split). Pursuant to the Board policy that provides that all non-employee directors will receive their annual grants on the date of the annual stockholders meeting, the equity awards were granted to the directors on July 28, 2011. The option grants have an exercise price of $27.20, which was the closing price of THQ's common stock on the grant date. The stock options and DSUs vest monthly over a 12-month period, but the DSUs are not subject to conversion into common stock and released to a director until the 13-month anniversary of the award date.

Prior to January 31, 2012, non-employee directors received the following additional amounts:

•	an annual retainer of $20,000 for the Lead Director;

•	an annual retainer of $20,000 for the Audit Committee chairman;

•	an annual retainer of $10,000 for each other Board committee chair;

•	a per meeting fee of $1,500 for attendance at each Board meeting; and

•	a per meeting fee of $1,000 for attendance at each committee meeting.
On January 31, 2012, the Board resolved that, due to the restructuring initiated by the Company in January 2012, the cash fees paid to non-employee directors would be reduced by fifty percent (50%).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PRINCIPAL STOCKHOLDERS

The following table shows, as of July 9, 2012 (except as otherwise noted in filings with the SEC), the number of shares of THQ common stock owned by beneficial owners known to us to hold more than 5% of our common stock. As of July 9, 2012, there were 6,852,169 shares of our common stock outstanding. We only have one class of common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (4)
Invesco Ltd. 1555 Peachtree Street NE Atlanta, GA 30309	706,900	(1)	10.32%
Brencourt Advisors, LLC 280 Park Avenue 30th Floor (West Building) New York, NY 10017	672,500	(2)	9.81%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	351,747	(3)	5.13%

(1)
Based on information contained in a report on Schedule 13F filed with the SEC on May 14, 2012 by Invesco Ltd. (“Invesco”) and adjusted to reflect the Reverse Stock Split. Invesco reported that Invesco Advisers, Inc., Invesco PowerShares Capital Management LLC, and Invesco National Trust Company have sole voting power and sole dispositive power with respect to 696,739 shares, 8,660 shares, and 1,500 shares, respectively.

(2)
Based on information contained in a report on Schedule 13G filed with the SEC on June 14, 2012 by Brencourt Advisors LLC (“Brencourt”) and adjusted to reflect the Reverse Stock Split. Brencourt reported that its ownership on behalf of certain investment vehicles represents 9.8% of all of the outstanding shares of common stock and that Brencourt has sole voting power and sole dispositive power with respect to 5,367,800 shares and shared voting power and shared dispositive power with respect to 1,357,200 shares. The number of shares attributable to shared power to vote or to direct the vote and shared power to dispose or to direct the disposition reflect holdings attributable to an account advised by Central Park Multi-Event Management, LLC with respect to which Brencourt has certain investment advisory duties.

(3)
Based on information contained in a report on Schedule 13F filed with the SEC on May 14, 2012 by The Vanguard Group, Inc. (“Vanguard”) and adjusted to reflect the Reverse Stock Split. Vanguard reported sole voting power and shared dispositive power with respect to 11,479 shares and sole dispositive power with respect to 340,268 shares.

(4)
On May 12, 2010, the Company and Computershare Trust Company, N.A., as rights agent, entered into a Section 382 Rights Agreement (the “Rights Agreement”). The Board adopted the Rights Agreement in an effort to protect the value of the Company's net operating loss and tax credit carryforwards (“NOLs”).  The Rights Agreement is intended to deter any person or group from acquiring beneficial ownership of 4.9% or more of the Company's outstanding common stock, as well as to deter any person who already beneficially owned 4.9% or more of the Company's outstanding common stock as of the close of business on May 12, 2010 from acquiring additional shares of the Company's outstanding common stock without the approval of the Independent Director Evaluation Committee of the Board. Stockholders who beneficially own 4.9% or more of the Company's outstanding common stock as of the close of business on May 12, 2010 will not trigger the Rights Agreement so long as they do not acquire additional shares of common stock representing three-tenths of one percent (0.3%) of our common stock then outstanding at a time when they still beneficially own 4.9% or more of the Company's outstanding common stock.  Subject to the provisions of the Rights Agreement, the Independent Director Evaluation Committee may, in its sole discretion and upon receipt of an advance waiver request from a stockholder who desires to effect an acquisition of common stock that would otherwise trigger the Rights Agreement, exempt such a transaction from triggering the Rights Agreement.

During fiscal 2012, the Independent Director Evaluation Committee granted two exemptions under the Rights

Agreement. As previously disclosed, on June 1, 2011, the Independent Director Evaluation Committee granted an exemption under the Rights Agreement to Vanguard for itself and in its capacity as manager and /or investment advisor of various funds and accounts, allowing Vanguard to increase its aggregate holdings of our common stock up to 787,750 shares (reflects adjustment for Reverse Stock Split). On June 22, 2011, the Independent Director Evaluation Committee granted an exemption under the Rights Agreement to Invesco for itself and in its capacity as the general partner and/or investment advisor of various investment funds, allowing Invesco to increase its aggregate holdings of our common stock up to 720,000 shares (reflects adjustment for Reverse Stock Split). In each case, Vanguard and Invesco made representations and covenants sufficient to cause the Independent Director Evaluation Committee to conclude that such exemptions would not jeopardize the availability of the Company's NOLs.
On June 1, 2012, the Independent Director Evaluation Committee granted an exemption under the Rights Agreement to Brencourt Advisors, LLC for itself and in its capacity as the general partner and/or investment advisor of various investment funds, including but not limited to the Central park Multi-Event Fund (collectively, “Brencourt”). This exemption allows Brencourt to purchase up to 683,971 shares of the Company's common stock. Brencourt made representations and covenants sufficient to cause the Independent Director Evaluation Committee to conclude that such exemptions would not jeopardize the availability of the Company's NOLs.
To date, no acquisitions have caused the issuance of any rights under the Rights Agreement.

BENEFICIAL OWNERSHIP OF MANAGEMENT
The following table sets forth certain information with respect to beneficial ownership of our shares of common stock as of July 9, 2012 by (i) all directors and director nominees, (ii) each of the named executive officers as set forth in this Proxy Statement, and (iii) our directors, the named executive officers as set forth in this Proxy Statement, and our executive officers, as of July 9, 2012, as a group. As of such date, there were 6,852,169 shares of our common stock outstanding. Unless otherwise indicated below, each individual named in the table has sole voting power and sole investment power with respect to all of the shares beneficially owned, subject to community property laws, where applicable.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Brian J. Farrell	105,509	(2)	1.54%
Lawrence Burstein	12,798	(3)	*
Henry T. DeNero	8,205	(4)	*
Brian P. Dougherty	10,786	(5)	*
Jeffrey W. Griffiths	11,094	(6)	*
James Whims	15,998	(7)	*
Danny Bilson	44,861	(8)	*
Ian Curran	45,179	(9)	*
Martin Good	2,359	(10)	*
Edward L. Kaufman	17,918	(11)	*
Paul J. Pucino	38,340	(12)	*
All Directors and Executive Officers as a group (12 individuals)	715,429	(13)	10.47%

*	Less than 1%.

(1)	The address for each individual is c/o THQ Inc., 29903 Agoura Road, Agoura Hills, California 91301.

(2)
Includes 54,934 shares of common stock issuable upon exercise of options exercisable and stock awards vesting within 60 days of the date of this Proxy Statement, 5,133 shares of common stock issuable upon release of vested and deferred performance accelerated restricted stock units (“PARSUs”) upon termination of employment with the Company (pursuant to Mr. Farrell's deferral elections), 7,500 shares of common stock held of record by the Denise M. Farrell 2011 Grantor Retained Annuity Trust (“GRAT”), 7,500 shares of common stock held of record by the Brian J. Farrell 2011 GRAT, and 30,442 shares of common stock held of record by the Farrell Family Trust dated June 27, 2007.

(3)
Includes 5,900 shares of common stock issuable upon exercise of options exercisable and 500 shares of common stock issuable upon vesting and release of deferred stock units (“DSUs”) within 60 days of the date of this Proxy Statement.

(4)
Includes 5,900 shares of common stock issuable upon exercise of options exercisable and 500 shares of common stock issuable upon vesting and release of DSUs within 60 days of the date of this Proxy Statement.

(5)
Includes 5,900 shares of common stock issuable upon exercise of options exercisable and 500 shares of common stock issuable upon vesting and release of DSUs within 60 days of the date of this Proxy Statement, and 4,386 shares of common stock held of record by The Anna M. Lijphart and Brian P. Dougherty Living Trust u/t/a dated August 1995.

(6)
Includes 5,900 shares of common stock issuable upon exercise of options exercisable and 500 shares of common stock issuable upon vesting and release of DSUs within 60 days of the date of this Proxy Statement.

(7)
Includes 5,900 shares of common stock issuable upon exercise of options exercisable and 500 shares of common stock issuable upon vesting and release of DSUs within 60 days of the date of this Proxy Statement, and 22 shares of common stock held of record by TechFund Capital L.P. (“TechFund”). Mr. Whims is a managing member of the general partner of TechFund and accordingly may be deemed to share beneficial ownership of the shares of common stock held of record by TechFund. Mr. Whims disclaims beneficial ownership of such shares.

(8)	Includes 44,176 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.

(9)	Includes 42,785 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.

(10)	Mr. Good is no longer employed by the Company. Amounts reflected for Mr. Good are to the best of the Company's knowledge as of March 2, 2012.

(11)	Includes 17,668 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.

(12)	Includes 35,969 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.

(13)	Includes all executive officers and directors of the Company as of July 9, 2012.

EXECUTIVE OFFICERS
As of July 9, 2012, our executive officers are Brian J. Farrell, Jason Rubin, Ian Curran, Edward L. Kaufman, and Paul J. Pucino. Information with respect to Mr. Farrell is set forth above in “Election of Directors.” All of our executive officers are appointed by and serve at the discretion of the Board.
Jason Rubin (age 42) was appointed our President in May 2012. From 2009 to 2012, Mr. Rubin served as Chief Executive Officer of Monkey Gods, a game developer of casual, console and PC games, which he co-founded in 2009. Mr. Rubin serves as President of Morgan Rose, LLC, which he formed in 2005 to pursue various entertainment ventures, including two comic book mini-series. From 2006 to 2007, Mr. Rubin served as Chief Executive Officer of Flektor, Inc., which he co-founded in 2006. Flektor, the creator of an online media mash-up tool, was acquired in 2007 by Fox Interactive Media. In 1985, Mr. Rubin co-founded and served as co-President of Naughty Dog, Inc., one of the industry's most successful and critically acclaimed game developers, which was acquired by Sony Computer Entertainment America in 2001. Mr. Rubin led the Naughty Dog team until 2004. Mr. Rubin also serves as an angel investor to a startup named elarm, which was formed in 2011 by the core team behind Flektor.
Ian Curran (age 45) was appointed Executive Vice President, Global Publishing in June 2009. He previously served as our Executive Vice President, International from July 2007 and our Senior Vice President, International Publishing from December 2004. In his current role, Mr. Curran is responsible for overseeing our worldwide sales and distribution activities. Prior to June 2009, Mr. Curran was responsible for overseeing all of THQ's sales and distribution activities outside of North America. From October 2003 to December 2004, Mr. Curran served as Vice President, European Publishing and prior to this, between October 2000 and October 2003, was Managing Director, responsible for all the publishing activities within the United Kingdom and Export divisions. From December 1998 to September 2000, Mr. Curran served as UK General Manager for Acclaim Entertainment Ltd. and was responsible for all sales, marketing and finance activities, and between January 1997 and December 1998 his responsibilities for Acclaim were carried out in the capacity as UK Sales Director. Prior to joining Acclaim, between October 1995 and January 1997, Mr. Curran served as Head of European Sales for Warner Interactive International (Time Warner Inc.) and between November 1992 and November 1994 Mr. Curran was employed as Buying Director for Future Zone Stores Limited (Part of Rhino Group PLC-now trading as Game PLC). While in this position, his responsibilities included being a member of the main board of directors.
Edward L. Kaufman (age 53) was appointed our Executive Vice President, Business and Legal Affairs and Corporate Secretary in September 2009. Mr. Kaufman's extensive career includes more than 15 years in senior legal management roles at leading media, entertainment and consumer product companies. Most recently, Mr. Kaufman was Executive Vice President, General Counsel and Secretary of World Wrestling Entertainment, Inc. (WWE). He joined WWE in 1997 from Hanna‑Barbera, Inc., where he was Director, Business and Legal Affairs. Prior to Hanna‑Barbera, Inc., Mr. Kaufman was with National Broadcasting Company (NBC), Security Pacific Corporation and the law firm of Schachter, Kristoff, Ross, Sprague & Curiale. Mr. Kaufman is licensed to practice law in Connecticut, California and the District of Columbia. He earned a J.D. from Stanford Law School and a Bachelor's Degree with Honors from the University of Virginia.
Paul J. Pucino (age 51) was appointed our Executive Vice President and Chief Financial Officer in January 2009. Prior to joining THQ, Mr. Pucino consulted for various companies with respect to financial and exit strategy activities. From August 2007 through March 2008, Mr. Pucino was executive vice president and Chief Financial Officer of Classmates Media Corporation, a wholly‑owned subsidiary of United Online. From 2005 to 2007, Pucino was Chief Financial Officer of publicly traded Internet services company Digital Insight, which was merged with Intuit in February 2007. From May 2000 to January 2005, Mr. Pucino served as executive vice president and Chief Financial Officer of Tekelec, a publicly traded developer of Internet and telecommunications networking equipment. Mr. Pucino earned a Bachelor's degree in Accounting from the University of Tampa and an MBA in Finance from the University of Chicago.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The following Compensation Discussion and Analysis describes the material elements of our executive compensation program. Later in this Proxy Statement under the heading “Executive Compensation,” you will find a series of tables containing specific information about the compensation earned or paid in our fiscal year ended March 31, 2012 (“fiscal 2012”) to the following individuals, whom we refer to as our named executive officers:

•	Brian J. Farrell, our Chairman, President and Chief Executive Officer;

•	Paul J. Pucino, our Executive Vice President and Chief Financial Officer;

•	Danny Bilson, our former Executive Vice President, Core Game Brands;

•	Ian Curran, our Executive Vice President, Global Publishing;

•	Edward L. Kaufman, our Executive Vice President, Business and Legal Affairs; and

•	Martin J. Good, who served as our Executive Vice President, Kids, Family, Casual until December 2011.
This Compensation Discussion and Analysis contains all material information that is necessary to understand our executive compensation program and describes the following with respect to such program: the objectives of our program; what the program is designed to reward; each element of executive compensation; why we choose to pay each element; how we determine the amount (and, where applicable, the formula) for each element to pay; and how each compensation element and our decisions regarding that element fit into our overall executive compensation objectives and affect decisions regarding other elements. Additionally, the Compensation Discussion and Analysis describes how we have considered the results of the most recent stockholder advisory vote on executive compensation in determining compensation policies and decisions and how such consideration affects our compensation decisions and policies.
Executive Summary
Fiscal 2012 Company Performance. Fiscal 2012 was a period of transition for THQ, as we exited the traditional kids' licensed games business and streamlined our organization and cost structure to support a smaller company positioned for sustained profitability. The realignment plan, when fully realized in fiscal 2013, is expected to result in a significant reduction of selling and marketing, general and administrative expenses, and product development expenditures from our annualized run rate.
We did not meet the financial objectives set forth at the beginning of fiscal 2012. In fiscal 2012, the Company's non-GAAP net sales were $835.9 million and its diluted non-GAAP loss per share was $1.391, which did not meet the performance goals set by the Compensation Committee at the beginning of fiscal 2012 (see below in “Annual Cash Bonus” beginning on page 34 for a description of the performance goals for fiscal 2012). Thus, there was no annual cash bonus paid to any named executive officer for fiscal 2012.
Fiscal 2012 Compensation Actions. Because of the Company's fiscal 2012 financial performance and financial condition, and consistent with THQ's pay-for-performance philosophy, as outlined below, the following executive compensation actions were taken in fiscal 2012:

•
Voluntary Reduction of Base Salary for CEO: On January 31, 2012, Mr. Farrell and the Company entered into an amendment to his Employment Agreement that reduced Mr. Farrell's base salary to $359,250 during the period from February 13, 2012 through February 12, 2013.

•
Reduction of Salaries for Executive Officers: Effective as of February 13, 2012, the salaries of each of our executive officers were reduced by ten percent (10%) due to the restructuring we initiated in January 2012. The executive officer salaries were reinstated in full effective March 12, 2012, as the Board determined that base salaries should be set at competitive levels in order to retain key executives.

1 For additional information on the calculation and reconciliation of GAAP measures to non-GAAP measures, please see “Reconciliation of GAAP net loss to Non-GAAP net income (loss)” in Exhibit 99.1 to our Current Report on Form 8-K filed on May 15, 2012. The Form 8-K is not incorporated by reference herein.

•	No Annual Cash Bonuses Paid: Because the Company did not meet its financial performance goals, no annual cash bonuses were paid for fiscal 2012.

•
Grants of Long-Term Equity Incentives were Near the Bottom Among Comparable Companies due to Low Stock Price: Because of the Company's low stock price, long-term equity incentive grants to our named executive officers were the lowest or near the lowest amounts among our comparable companies. The grant date fair value of our CEO's equity grant in fiscal 2012 was the lowest among all of our comparable companies.[2]

•
CEO and CFO Total Compensation in Fiscal 2012 in Bottom Quartile Among Comparable Companies: Because the compensation of our executive officers is weighted towards performance-based, variable compensation (annual cash bonuses and long-term equity incentives), Mr. Farrell's and Mr. Pucino's total direct compensation in fiscal 2012 was in the bottom quartile among our comparable companies. Only one CEO and one CFO among our comparable companies had lower total direct compensation than Mr. Farrell and Mr. Pucino, respectively.[2] Total direct compensation is comprised of base salary, target annual cash bonus and long-term equity incentives (based on grant date fair values).

Objectives of our Compensation Program
The overall objectives of our executive compensation program are (i) to attract and retain key executive talent needed to achieve the Company's business objectives, and (ii) to establish an appropriate link between executive compensation and achievement of the Company's strategic and financial performance goals, including the enhancement of stockholder value. To that end, our compensation program is designed to:

•	offer competitive base salaries, taking into account the pay practices of other companies with which we compete for talented executives;

•
emphasize a pay-for-performance philosophy through annual cash bonus opportunities designed to reward executives for achievement of annual corporate financial performance goals as well as individual goals; and

•
use stock‑based incentives to motivate executives to focus on long-term strategic objectives, to align the interests of management with those of our stockholders and to provide opportunities for management to share in the benefits that they achieve for the Company's stockholders.

All of our executive officers, other than Mr. Farrell and Mr. Rubin, currently serve “at will.” We generally believe that “at will” employment relationships provide the most flexibility for the Company in attracting the best talent to keep up with rapid changes that can occur in our business and our industry. Mr. Farrell and Mr. Rubin are employed by THQ pursuant to employment agreements. Mr. Farrell's employment agreement is described in detail under the heading “Employment Agreements” on page 46 and Mr. Rubin's employment agreement is summarized below in “Fiscal 2013 Material Compensation Actions”. We believe that employment agreements with Mr. Farrell, who serves as our Chairman of the Board and Chief Executive Officer, and Mr. Rubin, who serves as our President, are critical in enabling us to retain their valued services and Mr. Farrell's institutional knowledge of our Company given our highly competitive industry.
As described in more detail below, the material elements of our executive compensation program include a base salary, an annual cash bonus opportunity, long-term equity incentive opportunities, opportunities to save for post-employment compensation through 401(k) retirement or foreign pension benefits and a deferred compensation program, and severance and change-in-control protection for certain actual or constructive terminations of the executive officers' employment.

2 Based on data reported in proxy statements of comparable companies as of May 1, 2012.

How Total Compensation is Determined
The Compensation Committee has responsibility for establishing and implementing the Company's compensation philosophy and objectives. The Compensation Committee, which is comprised exclusively of independent directors, oversees all compensation and benefit programs and actions that affect our directors and our named executive officers. The Compensation Committee uses the following resources, processes and procedures to help it effectively perform its responsibilities:

•	Executive sessions without management present to discuss various compensation matters, including the compensation of our CEO;

•	An independent executive compensation consultant who advises the Compensation Committee from time-to-time on compensation matters;

•	A regular review of all executive compensation and director compensation and, when applicable, benefit programs for competitiveness, reasonableness and cost-effectiveness;

•	Program design and competitive market data for each compensation component by using an industry peer group; and

•	Consideration of the results of the most recent advisory, non-binding vote on the compensation of the named executive officers.
Role of Independent Compensation Consultants in Compensation Decisions. The Compensation Committee engages Mercer as an independent compensation consultant to advise it on director and executive compensation matters. Mercer reports directly to the Compensation Committee on this assignment and representatives from Mercer attend meetings as requested by the Compensation Committee. Mercer was also engaged by our management in fiscal 2012 to provide compensation-related services, such as recommending guidelines for non-executive long-term incentives, and was paid approximately $90,000 for these services. Marsh, an affiliate of Mercer, is our insurance broker and was paid approximately $85,000 in fiscal 2012 for their services.
Role of Executive Officers in Compensation Decisions. Our management provides on-going recommendations to the Compensation Committee regarding our executive compensation programs and at times provides recommendations regarding director compensation. The recommendations include executive compensation plans and designs, as well as performance goals for annual cash bonuses. Our management provides its recommendations in conjunction with, and based on, general market information as well as information gathered from Mercer and from internal resources, with the objective of aligning the design and operation of our compensation programs with our business strategies and objectives. The Compensation Committee, however, makes all determinations regarding director and executive officer compensation to recommend to the Board, and neither Mr. Farrell nor any other executive officer is involved in the determination of his own compensation. At the invitation of the Compensation Committee, members of senior management attend meetings and make presentations to the Compensation Committee.
Benchmarking. In order to achieve the objectives of our director and executive compensation program, the Compensation Committee, with the assistance of Mercer, collects and analyzes competitive market data. The goal of this process is to set compensation at levels the Compensation Committee believes are competitive with amounts paid to directors and executive officers in comparable positions at other similarly‑sized public companies in the same or similar industries. In November 2010, the Compensation Committee selected a 16-company peer group, as well as 2 fencepost companies. The peer group was selected based on revenue (1/2 to 2 times THQ's revenue*), market capitalization and similar industry. The fencepost companies were selected because they are in the same industry as THQ.

The following table lists our peer group companies (“comparable companies”), the fencepost companies and their respective financial data:

Company	Revenue* (in MM)	Market Capitalization* (in MM)
Ascent Capital Group	424	382
Cadence Design Systems	885	2,031
Dreamworks Animation	650	2,688
IAC/Interactive	1,493	2,861
JAKKS Pacific	751	492
Leapfrog Enterprises	405	353
Lions Gate Entertainment	1,523	882
Mentor Graphics	795	1,155
Novell	821	2,097
Nuance Communications	1,073	4,588
Parametric Technology	988	2,253
Rovi	518	5,189
Scholastic Corp	1,888	1,009
Take-Two Interactive	1,129	853
WebMD Health	480	2,896
World Wrestling Entertainment	474	1,022
Fencepost Companies
Activision Blizzard	4,535	13,243
Electronic Arts	3,825	5,428
*Represents four quarters of revenue and market value as of November 1, 2010.
The executive compensation information for these companies is limited to those executive officers identified in their filings with the SEC, whose positions may or may not correspond to the positions held by, and responsibilities of, our named executive officers. Therefore, although we compare the compensation data to our directors and executive officers' compensation by similarity of position, we recognize that while objective data is a good starting point for determining appropriate compensation, there may be circumstances that warrant an adjustment or deviation from the market data. For example, an executive officer at THQ may have broader or narrower duties than the position to which he or she is being compared in the compensation assessment. We take this into consideration and make appropriate judgments with regard to compensation levels. Other considerations may include individual performance, difficulty of replacing the executive, retention needs, experience and importance of institutional knowledge held by the executive.
Consideration of Advisory “Say-on-Pay” Voting Results. In compliance with Section 14A of the Securities Exchange Act, the Company asks the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the our Proxy Statement (commonly known as the “Say-on-Pay” advisory votes). The Compensation Committee believes that the advisory Say-on-Pay votes of the Company's stockholders are an important means by which stockholders may express their views regarding the Company's executive compensation. While the Say-on-Pay votes are advisory votes and are not binding on the Company, the Compensation Committee strongly values the opinions of the stockholders as expressed in the Say-on-Pay votes. On an ongoing basis, the Compensation Committee monitors the performance of the Company and its executive officers, makes business determinations concerning what performance goals the Compensation Committee believes are appropriate; and what financial incentives are appropriate to incentivize the achievement of these goals; and designs and modifies the Company's executive compensation programs as it deems appropriate and consistent with these determinations. In making its determinations, the Compensation Committee is guided by its fiduciary duties to the Company's stockholders and its business judgment concerning what is in the best interest of the stockholders. The Compensation Committee carefully considered the Company stockholders' 2011 advisory Say-on-Pay voting results to ascertain whether there was a general level of support that was meaningful. In 2011, 72% of the Company's stockholders who voted on the “Say-on-Pay” proposal voted in favor of the Company's executive compensation practices, as disclosed in the Company's Proxy Statement, a level of support that the Compensation Committee considers to be meaningful. Accordingly, the Compensation Committee determined not to materially alter the Company's executive compensation program during fiscal 2012; however, consistent with the Company's pay-for-performance philosophy, the Compensation Committee took the actions noted above in “Fiscal 2012 Compensation Actions” in order to align the executive officer compensation with the Company's fiscal 2012 performance.

The Elements of THQ's Compensation Program
Total direct compensation at THQ is comprised of three main elements:

•	base salary,

•	annual cash bonus opportunity, and

•	long-term equity incentive opportunities (stock‑based awards).
We believe that each element of total direct compensation paid to our executives enables us to achieve one or more of our compensation objectives and fosters specific behavior. The table below lists the material elements of direct compensation paid to our executives and the compensation objectives that they are designed to achieve.

Component of Compensation	Objective	Behavioral Focus
Base salary	Provides competitive level of base compensation in order to attract and retain key executives	Rewards core competence in the executive role relative to skills, knowledge, experience and contributions to the Company
Annual cash bonus opportunity	Provides short-term variable pay opportunity in order to motivate achievement of critical annual performance metrics	Rewards meeting and surpassing annual Company and individual goals
Long-term equity incentive opportunity
Provides variable pay opportunity for long-term sustainable performance and retention while increasing executive stock ownership in the Company, aligning executives' interests with those of stockholders
Rewards individual contributions toward long-term Company growth and stockholder value creation

Mix of Pay Components. In determining the appropriate mix of compensation elements, we aim to balance the objectives of rewarding recent results and motivating long-term performance. Accordingly, we generally set base salaries at or below the median among our comparable companies and set annual cash bonus opportunities at or above the 75th percentile of compensation paid within our comparable companies so that if the Company meets or surpasses its annual performance goals and the named executive officers meet their individual goals, total cash compensation paid to our named executive officers is between the median and 75th percentile within our comparable companies. Our objective with respect to long-term equity incentive awards has been to set the fair value of awards to our named executive officers at or above the 75th percentile of compensation paid within our comparable companies so that if the Company performs well over the long-term and stockholder value is created, total direct compensation paid to our executives will be at approximately the 75th percentile within our comparable companies. However, because of the Company's stock price decline over the last few years, the grant date fair value of long-term equity incentives granted to our named executive officers has continued to decline and is currently positioned at or near the bottom among our comparable companies. Therefore, in line with our pay-for-performance philosophy, the positioning of the total direct compensation opportunity for our named executive officers in fiscal 2012 was below the 50th percentile within our comparable companies, mostly driven by the low value of the long-term equity incentive awards due to the Company's stock price decline. Actual total direct compensation realized by our named executive officers in fiscal 2012 was near the bottom among our comparable companies since, in addition to the low stock price, no cash incentive bonuses were paid for fiscal 2012.

The Compensation Committee has not established specific policies for allocating among the three elements of direct compensation; however, in order to achieve our stated objectives with respect to our executive compensation program, our goal is to weight the mix of compensation for our executives toward performance-based variable compensation (annual cash bonuses and long-term equity incentives).
The target pay mix for the named executive officers during fiscal 2012 is illustrated in the chart to the right.* Performance-based variable compensation comprised 63% of target executive officer compensation during fiscal 2012.

*The target bonus amounts represent the target annual cash bonus opportunities for fiscal 2012. Long-term equity granted to the named executive officers in fiscal 2012 is calculated based upon the grant date fair value of stock awards and option awards, pursuant to FASB ASC Topic 718, Compensation-Stock Compensation.

Base Salary. Base salary provides our executive officers with a basic fixed amount of compensation. Base salary levels are generally set at or below the 50th percentile of salaries within our comparable companies and are established based on the scope of each executive officer's responsibilities, taking into account competitive market compensation for similar positions, as well as experience and competency of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee. Base salaries are reviewed annually by the Compensation Committee and may be adjusted from time to time pursuant to such review, to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For example, an adjustment may be necessary when an executive undertakes additional duties, but the executive's compensation is initially compared to the market compensation for standard duties based on the executive's previous position.

	Median (1)	THQ (2)
CEO Salary	$750,000	$673,414
CFO Salary	$450,000	$394,587

(1)	Based on data reported for most recent fiscal year salary in proxy statements of comparable companies as of May 1, 2012.

(2)	Fiscal 2012 base salary paid.

Generally, base salaries for our named executive officers have increased by approximately 3-5% per year, which is approximately the same percentage as the annual base salary increases received by our non-executive employees each year. On May 10, 2011, the Compensation Committee awarded all of the named executive officers a 3% merit increase for fiscal 2012. On January 31, 2012, the Company and Mr. Farrell entered into an amendment to Mr. Farrell's Employment Agreement (see “Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table - Employment Agreements” on page 46 for a discussion of the Employment Agreement), which reduced Mr. Farrell's base salary from $718,500 to $359,250 during the period from February 13, 2012 through February 12, 2013. Effective as of February 13, 2012, the salaries of each of our executive officers were reduced by ten percent (10%) due to the restructuring we initiated in January 2012. The executive officer salaries were reinstated in full effective March 12, 2012, as the Board determined that base salaries should be set at competitive levels in order to retain key executives.

Base salaries paid to the named executive officers in fiscal 2012 are reflected in the Summary Compensation Table on page 43.
Annual Cash Bonus. The annual cash incentive component of our compensation program provides our executives with a short-term incentive opportunity to earn annual cash bonuses based on achievement of certain pre-established corporate and individual performance goals. We believe the annual incentive is an effective tool for motivating our executives to achieve THQ's short-term operating targets as well as creating stockholder value.
No cash incentive bonuses were paid to our executive officers for fiscal 2012 for the reasons explained below.
Setting the Company Goal. The process for determining annual cash bonuses starts at the beginning of each fiscal year when the Compensation Committee establishes a performance goal for the Company that includes certain financial metrics. In determining which financial metrics to use for the year, the Compensation Committee considers the state of the Company's business and which financial measures are most likely to focus the named executive officers on making decisions that deliver short-term results that are aligned with the Company's long-term goals. In fiscal 2012, the Compensation Committee determined that the Company had to achieve the following targets in order to meet its performance goal (the “Company Goal”): (i) non-GAAP net sales of $1 billion (the “revenue target”) and (ii) non-GAAP earnings per share of $0.36 (the “earnings target”). The Compensation Committee selected these targets to reflect the Company's key goals: to increase revenue annually and increase profitability. Achievement of the Company Goal is weighted as 80% of each executive officer's bonus opportunity so that the executive officers are primarily motivated to achieve the Company Goal, and secondarily motivated to achieve their individual goals.
Setting the Individual Goals. The individual performance goals for our executive officers, other than for Mr. Farrell, are approved by Mr. Farrell at the beginning of each fiscal year. Mr. Farrell's individual performance goals are reviewed by the Board. The individual performance goals used in determining annual cash bonuses for our executive officers are primarily subjective and achievement of the goals, other than for Mr. Farrell, is based on qualitative assessment by Mr. Farrell, who makes a recommendation to the Compensation Committee at the end of each fiscal year. The Compensation Committee evaluates achievement of Mr. Farrell's goals. Individual goals typically are related to key focus areas and operational performance objectives specific to each executive officer's job function and may include such areas as expense control, division growth, management effectiveness and on-time delivery of our products. Achievement of the individual performance goals is weighted as 20% of each executive officer's target bonus.
Setting the Range of Bonus Opportunities. Once the Company Goal and Individual Goals (the “Goals”) have been set and approved, the Compensation Committee sets a range of bonus opportunities for each executive officer based on achievement of the Goals. The bonus opportunity ranges from $0, if the Company fails to achieve at least a minimum performance threshold, which in fiscal 2012 was achievement of at least $925 million in non-GAAP net sales and non-GAAP earnings per share of $0.29, to a “maximum bonus,” which in fiscal 2012 could be earned upon achievement of at least $1.1 billion in non-GAAP net sales and non-GAAP earnings per share of $0.43.
In fiscal 2012, the “Target” bonus opportunity (paid upon achievement of at least (i) non-GAAP net sales of $1 billion and (ii) non-GAAP earnings per share of $0.36) for each of the named executive officers was set as follows:

Name	FY12 Salary	Target Bonus % (of salary)	Target Bonus ($)
Brian J. Farrell	$718,500	120%	$862,200
Paul J. Pucino	400,000	75	300,000
Danny Bilson	430,500	80	344,400
Ian Curran	430,500	80	344,400
Edward L. Kaufman	375,000	60	225,000
Martin J. Good	396,500	80	317,200

The “Threshold”, or minimum, bonus opportunity (paid upon achievement of at least $925 million in non-GAAP net sales and non-GAAP earnings per share of $0.29) for each of the named executive officers was calculated as follows:

		80% of Target Bonus x.25 for threshold payout under Company Goal		20% of Target	Threshold Company Goal + Individual
Name	Target Bonus ($)	80% of Target Bonus ($)	x.25	Bonus for Individual Goals x .25	Goals = Threshold Bonus Opportunity
Brian J. Farrell	$862,200	$689,760	$172,440	$43,110	$215,550
Paul J. Pucino	300,000	240,000	60,000	15,000	75,000
Danny Bilson	344,400	275,520	68,880	17,220	86,100
Ian Curran	344,400	275,520	68,880	17,220	86,100
Edward L. Kaufman	225,000	180,000	45,000	11,250	56,250
Martin J. Good	317,200	253,760	63,440	15,860	79,300

The “Maximum” bonus opportunity (paid upon achievement of at least $1.1 billion in non-GAAP net sales and non-GAAP earnings per share of $0.43) for each of the named executive officers was calculated as follows:

		80% of Target Bonus x1.5 for maximum payout under Company Goal		20% of Target	Subtotal of maximum Company	x 1.1 Performance Factor for
Name	Target Bonus ($)	80% of Target Bonus ($)	x1.5	Bonus for Individual Goals	Goal + Individual Goals	Maximum Bonus Opportunity
Brian J. Farrell	$862,200	$689,760	$1,034,640	$172,440	$1,207,080	$1,327,788
Paul J. Pucino	300,000	240,000	360,000	60,000	420,000	462,000
Danny Bilson	344,400	275,520	413,280	68,880	482,160	530,376
Ian Curran	344,400	275,520	413,280	68,880	482,160	530,376
Edward L. Kaufman	225,000	180,000	270,000	45,000	315,000	346,500
Martin J. Good	317,200	253,760	380,640	63,440	444,080	488,488

After the fiscal year, the Compensation Committee recommends to the Board the actual payout (if any) of each incentive bonus component (the Company Goal and the Individual Goals) independently based on fiscal year results. In fiscal 2012, the recommendation of bonus payout was based upon the following guidelines:
Company Goal. The Company Goal component of the bonus calculation is weighted as 80% of each executive officer's bonus opportunity.

•	If both the revenue target and earnings target are achieved, each named executive officer would be eligible to earn at least 80% (the Company Goal component) of his Target Bonus.

•
For Company performance exceeding the revenue target and earnings target, the Company Goal bonus component may be paid at a level higher than the Target Bonus and up to the maximum payout under Company Goal amount as set forth in the Maximum bonus opportunity table above for each executive officer, depending upon the Company's financial performance.

•
If the Company fails to achieve both the revenue target and earnings target but achieves at least the threshold level of performance, the Company Goal bonus component may be paid at a level between the Company Goal component for the Threshold Bonus and up to the 99% of the portion of the Target Bonus related to achievement of the Company Goal, depending upon the Company's financial performance.

•	No bonus amounts related to the Company Goal bonus component would be paid if the Company fails to achieve at least the minimum performance threshold.

Individual Goals.

•
Actual payout of the Individual Goals bonus component is discretionary and calculated based upon actual performance of the individual versus pre-established goals; however, no payout of Individual Goals may be made unless the minimum level of corporate performance is achieved.

Performance Factor. After determining the “Goals” component of an executive officer's bonus (Company Goal bonus component earned plus the Individual Goals bonus component earned), the Compensation Committee may multiply the Goals payout by a performance factor, ranging from 0.7 to 1.1. The performance factor multiplier is based upon an executive officer's own performance rating as reviewed by the Compensation Committee. The purpose of the performance factor is to allocate the bonus pool among the executive officers based upon each officer's contribution toward the achievement of the Company Goal, not just based upon their individual performance. For example, if the maximum bonus opportunity had been achieved in fiscal 2012, the bonus pool for the named executive officers would have been $2,906,400, which is the sum of the column, “Subtotal of maximum Company Goal + Individual Goals” (excluding Martin Good since he was not a named executive officer at the end of the fiscal year and thus not eligible for the bonus pool). If each of the named executive officers received a 1.0 performance factor, there would be no reallocation of bonuses and thus each such officer would have received the amount indicated by their name in that column. However, if the Compensation Committee determined that one named executive officer had, while achieving his Individual Goals, contributed less towards the Company Goal than another named executive officer, who had also achieved his Individual Goals, the Compensation Committee could have assigned, for example, a 1.05 to one officer and a .95 to the other officer, thus reallocating the bonus pool.
Fiscal 2012 Bonuses. In fiscal 2012, the Company failed to achieve the minimum thresholds necessary to fund the incentive bonus pool and thus incentive bonuses were not paid.
Long-Term Equity Compensation. We provide long-term equity compensation opportunities to our executive officers because we believe they align our executives' interests with those of our stockholders and thus directly serve to provide a strong incentive to increase stockholder returns. We also believe long-term equity compensation is an effective retention tool because it offers an upside for anticipated future performance and has a service vesting requirement to be earned. As mentioned above, our goal is to target equity grants consistent with the 75th percentile within our comparable companies, reflecting an emphasis on performance‑based equity compensation over cash; however, due to our declining stock price over the last few years, the fair value of equity grants made to our named executive officers has declined and consistent with our pay-for-performance philosophy, in fiscal 2012 was at or below the 25th percentile within our comparable companies.

	25th Percentile (1)	THQ (2)
CEO Equity Compensation	$2,195,000	$593,710
CFO Equity Compensation	$592,800	$288,080

(1)	Based on data reported for most recent fiscal year salary in proxy statements of comparable companies as of May 1, 2012.

(2)	Fiscal 2012 grant date fair value of option and stock awards.
Executive officers are eligible to receive equity awards when they first join the Company, annually to provide incentives for continued performance, in connection with a significant change in responsibilities and, occasionally, for additional retention purposes. As with the determination of base salary and annual cash bonuses, the target value granted to each executive is determined by the Compensation Committee in its judgment, after considering a number of factors, including the executive's position and level of responsibility, an assessment of his or her performance, the value of equity awards for similar positions in our comparable companies, and internal parity among similarly‑situated executives. The individual performance criteria used in determining equity grants to executive officers are subjective based on a qualitative assessment.
Towards the end of fiscal 2011 and beginning of fiscal 2012, the Compensation Committee conducted an executive compensation assessment with the help of Mercer. To help determine long-term equity grant sizes for fiscal 2012, the Compensation Committee reviewed the value of equity awards for officers in similar positions at our comparable companies, as well as modeled payouts to our named executive officers at varying Company performance outcomes. The Compensation Committee also reviewed internal parity among similarly-situated executives within the Company.

Mix of Equity in Annual Long-Term Incentive Equity Grants. We have made significant adjustments to our long-term incentive compensation program over the past several years in order to better align the compensation with our pay-for-performance philosophy. Prior to fiscal 2006, executive officers received only stock options. The Compensation Committee continues to believe that stock options are inherently performance‑based in that the exercise price is equal to the market value of the underlying stock on the date the option is granted, and therefore the option has value to the holder only if the market value of the common stock appreciates over time. Thus, stock options are intended to provide equity compensation to certain of our employees, including our named executive officers, only if value is created for our stockholders. In fiscal 2006, we introduced performance accelerated restricted stock (PARS) and in fiscal 2007 we introduced performance accelerated restricted stock units (PARSUs) in order to reduce the dilutive effects of the stock option grants. The PARS and PARSUs vested after five years, providing a retention element, and additionally featured an acceleration of vesting element upon the achievement of certain pre-established financial performance levels.
In May 2011, the Compensation Committee, based upon the executive compensation assessment conducted with Mercer, further strengthened our pay-for-performance philosophy by introducing performance share units (PSUs). Unlike the PARS and PARSUs, which have time-based vesting elements, the PSUs will only vest based upon achievement of certain performance goals. The PSUs have a 2-year performance measurement period and in order to earn the “target” amount of shares granted to each named executive officer, the Company must meet a 2-year operating income target and 2-year revenue target, as established by the Compensation Committee on the grant date of the awards. In order to earn the “threshold” amount of shares, which is 50% of the target amount of shares for each named executive officer, the Company must achieve at least 95% of the 2-year revenue target and 85% of the 2-year operating income target and in order to earn the “maximum” amount of shares, which is two times (2x) the target amount of shares for each named executive officer, the Company must achieve at least 120% of the 2-year revenue target and 150% of the 2-year operating income target.
Timing of Equity Grants. Long-term incentive equity grants to named executive officers are generally awarded after the fiscal year-end. We choose this timing in order to align decisions for all elements of executive compensation to the same date, which is after the previous fiscal year's financial results are available for the Compensation Committee to review and consider in making compensation decisions for our named executive officers.
During fiscal 2012, the Compensation Committee approved the following equity awards to the named executive officers as follows:

Name	Award Type	Number of Shares of Common Stock Subject to the Award (1) (#)	Grant Date
Brian J. Farrell	Stock Option PSU	20,000 4,500	May 10, 2011 June 13, 2011
Paul J. Pucino	Stock Option PSU	10,000 2,000	May 10, 2011 June 13, 2011
Danny Bilson	Stock Option PSU	12,000 2,500	May 10, 2011 June 13, 2011
Ian Curran	Stock Option PSU	12,000 2,500	May 10, 2011 June 13, 2011
Edward L. Kaufman	Stock Option PSU	10,000 2,000	May 10, 2011 June 13, 2011
Martin J. Good	Stock Option PSU	12,000 2,500	May 10, 2011 June 13, 2011

(1)
Reflects the “target” amount of shares for each PSU grant. See Note 3 to the “Grants of Plan-Based Awards in Fiscal 2012” table on page 46 for a detailed description of the number of shares that may be earned by each named executive officer. Also reflects adjustments for the Reverse Stock Split.

The stock options granted to each named executive officer vest ratably over a three-year period after grant, subject to the named executive officer's continued employment with the Company, and expire five years from the grant date. 50 % of the PSUs granted to each named executive officer vest two years after the grant date and 50% vest three years after the grant date; provided, however, all vesting is subject to the Committee's determination that the Company has met the requisite performance criteria, as explained above, and is further subject to the grantee's continued employment with the Company.
Post-Employment Compensation
Retirement Benefits. Our U.S.‑based named executive officers, along with most of our other U.S.‑based employees, may participate in the Employees' 401(k) Plan of THQ Inc. (the “401(k) Plan”). The 401(k) Plan is a qualified tax deferred defined contribution plan that enables eligible employees of the Company to save for retirement. THQ has historically matched 100% of an employee's deferral contribution up to a maximum of 4% of the employee's eligible compensation. Additionally, the 401(k) Plan allows the Company to make an annual discretionary profit sharing contribution on behalf of each participant. The total profit sharing amount contributed to the 401(k) Plan is determined by the Compensation Committee.
Mr. Farrell, Mr. Bilson and Mr. Kaufman participated in the 401(k) Plan in fiscal 2012. The Compensation Committee did not allocate a profit sharing contribution amount to the 401(k) Plan in fiscal 2012.
THQ also sponsors various defined contribution or pension plans outside of the United States, some of which are required by local laws and allow or require THQ to contribute to the employee's plan. Although Mr. Curran relocated to the U.S. from the UK in fiscal 2011, he continued to participate in a private pension plan allowable under UK law. THQ contributed an amount equal to 12% of Mr. Curran's base salary to his plan in fiscal 2012. Mr. Good, who relocated to the U.S. from Australia, received Company contributions to his Deferred Compensation Plan (see below) account in lieu of contributions to his former Australian-based pension plan.
Deferred Compensation Plan. We adopted the THQ Inc. Management Deferred Compensation Plan (the “Deferred Compensation Plan”) on January 1, 2005 primarily to serve as a retention tool and to provide benefits that are competitive with those offered by the comparable companies. We chose to offer the Deferred Compensation Plan because it provides an opportunity for certain U.S.‑based employees of the Company and members of the Board, including the named executive officers, to save for future financial needs. The amount of salary and annual incentive earned by the officer is not affected by the Deferred Compensation Plan. The Deferred Compensation Plan essentially operates as an unfunded, unsecured, tax-advantaged wealth accumulation program and contributes to the Company's attractiveness as an employer. The Deferred Compensation Plan does not guarantee a return or provide for above‑ market preferential earnings. The Company may make voluntary contributions to a participant's account, in such amounts and at such times as the Company may, in its sole discretion, determine. Any discretionary contribution is based upon the profitability of the Company, the performance of the officer or such other factors as the Compensation Committee shall determine. In fiscal 2012, the Company did not make any voluntary contributions except that as discussed above, the Company made contributions to Mr. Good's Deferred Compensation Plan account in lieu of pension-based contributions he received in Australia.
In addition to the Deferred Compensation Plan, the Company has a plan that allows its officers, including the named executive officers, to defer receipt of vested stock units. None of our named executive officers chose to defer receipt of vested stock units in fiscal 2012. For a more detailed discussion of such plan and of the deferred compensation arrangements generally relating to our named executive officers, see the Non-Qualified Deferred Compensation table and accompanying narrative beginning on page 51.
Severance Agreements. Except for Mr. Farrell and Mr. Rubin, each of the named executive officers has entered into a severance agreement with the Company. Mr. Farrell is entitled to severance under his employment agreement, which is more fully described under “Potential Payments upon Termination or Change in Control-Brian J. Farrell's Employment Agreement.” This benefit is designed to encourage the named executive officer's continued services to the Company by providing specified severance benefits in the event the named executive officer's employment is terminated by the Company without cause. In the event of such termination, the severance agreements provide for cash payments, continuation of certain benefits and vesting of a certain amount of unvested equity upon such termination in exchange for a release of future claims against the Company. The terms and conditions of the severance agreements are more fully described under “Potential Payments upon Termination or Change in Control-Severance Agreements” beginning on page 52.

In December 2011, Mr. Good's employment with the Company was terminated. Pursuant to his severance agreement, Mr. Good received $417,493 during fiscal 2012.
Change-in-Control Agreements. Our named executive officers are entitled to receive payments in the event of specific change-in-control situations, which for Mr. Farrell are more fully described under “Employment Agreements” and for the other named executive officers are more fully described under “Potential Payments upon Termination or Change in Control-Change-in-Control Agreements.” These payments are designed to motivate our named executive officers to devote their full energies to the Company's business during the time of a change in control of the Company. The benefits provided to the named executive officers under the change-in-control agreements include payments of expected future salary and bonus, vesting of unvested employer contributions to the officer's 401(k) account, and immediate vesting of outstanding, unvested equity awards. These benefits are paid in the event that a named executive officer's employment is terminated without Cause or by the named executive officer for Good Reason, following a Change in Control.
Although the change-in-control agreements with Mr. Farrell, Mr. Pucino, Mr. Bilson and Mr. Curran provide for gross-up payments related to taxes to be made to them under certain circumstances, in May 2009, the Compensation Committee determined that when any new agreements are entered into with executive officers, or upon material amendment to an existing agreement, such executive officer should be responsible for the taxes payable by them with respect to their compensation and that any change-in-control severance agreement entered into or materially amended on or after such date will not provide for the Company to gross up tax payments. Additionally, such new agreements provide that if the executive officer is entitled to receive payments that would be subject to excise tax and the reduction of payments would result in a greater after-tax amount to the executive officer, such payment will be reduced to the maximum amount that could be paid to the executive officer without giving rise to the excise tax. Mr. Kaufman's change-in-control agreement does not provide for gross-up payments related to taxes to be made to him.
Perquisites
Supplemental Health Care - Our named executive officers and their dependents are entitled to participate in the Company's Exec-U-Care supplemental health insurance program, which provides reimbursement for out-of-pocket medically necessary expenses not covered under the Company's standard health insurance coverage. Exec-U-Care reimbursement is subject to annual limits, which was $1,250,000 in fiscal 2012.
Life & Disability Insurance - Pursuant to Mr. Farrell's employment agreement, the Company pays premiums for life and disability insurance policies for Mr. Farrell, as described in further detail under the heading “Potential Payments Upon Termination or Change in Control-Brian J. Farrell's Employment Agreement” on page 52. Additionally, the Company pays premiums on life insurance in an amount equal to three times such named executive officer's base salary up to a maximum of $1 million. The Company also offers supplemental long-term disability insurance to its officers, including the named executive officers. This disability insurance supplements the long-term disability insurance that is generally available to all employees of the Company.
Automobile Allowance - During fiscal 2012, Mr. Farrell received a monthly car allowance.
Relocation Bonuses / Expense Reimbursements - In fiscal 2011, Mr. Curran and Mr. Good relocated to the Company's headquarters in California from the UK and Australia, respectively. In connection with his relocation, in fiscal 2012, the Company reimbursed Mr. Curran for closing costs for the purchase of his home near the Company's headquarters, shipment of household goods from the UK to the U.S. and airfare between the UK and the U.S. for Mr. Curran and his family. The Company grossed-up all required tax payments that Mr. Curran was liable for in connection with these expenses. In connection with his relocation, in fiscal 2012, the Company reimbursed Mr. Good for rent for leased housing, airfare between Australia and the U.S. for Mr. Good and his family, and other minor expenses related to his relocation.
Dollar amounts of all perquisites listed above are disclosed in the “All Other Compensation” table on page 44, herein.
No other regular perquisites are available to the named executive officers.

Fiscal 2013 Material Compensation Actions
The following material actions regarding executive compensation were taken after our fiscal 2012 year-end:

•
Appointment of President and Entry into Employment Agreement: Effective May 25, 2012, THQ appointed Jason Rubin as its President. In connection with the appointment of Mr. Rubin as President of the Company, THQ and Mr. Rubin entered into an employment agreement (the “Rubin Employment Agreement”) on May 25, 2012. The Rubin Employment Agreement provides that the Company will employ Mr. Rubin as President for an initial term ending on May 25, 2016 unless sooner terminated by Mr. Rubin or the Company pursuant to the terms of the Rubin Employment Agreement. Mr. Rubin will receive an initial annual base salary of $300,000, subject to annual increase (but not decrease) and is eligible for an annual bonus, with a target bonus opportunity under the Company's pay-for-performance plan equal to 80% of his base salary.

Additionally, in connection with his commencement of employment, Mr. Rubin received a restricted stock unit award (the “RSU Award”) and a stock option award (the “Option Award”) in each case covering 95,000 shares of the Company's common stock. The RSU Award may vest in two equal installments based on the achievement of certain stock price performance goals that must be met prior to the fourth anniversary of this award. The first half of these awards will vest on the first date that the Company's common stock equals or exceeds $20.00 per share for ten consecutive trading days, and the second half of these awards will vest on the first date that the Company's common stock equals or exceeds $30.00 per share for ten consecutive trading days. The Option Award has a per share exercise price equal to $6.10, the closing price of the Company's common stock on May 25, 2012. The Option Award vests in three equal annual installments on the anniversary of the grant date subject to Mr. Rubin's continued employment through each such vesting date. Mr. Rubin also received an additional stock option award of maximum 307,176 options to purchase the Company's common stock, also with an exercise price of $6.10 (the “Matching Award”). The Matching Award will vest in full on the first date prior to March 31, 2013 that Mr. Rubin alone, or together with Jason Kay, the Company's Chief Strategy Officer, consummates the purchase of Company common stock having a value at the time of purchase of at least $1,500,000 in the aggregate. In addition to the RSU Award, the Option Award and the Matching Award, Mr. Rubin may be eligible for additional equity awards as determined by the Compensation Committee of the Board of Directors of the Company.
In the event that Mr. Rubin's employment is terminated by the Company without “cause” or by Mr. Rubin for “good reason” (both terms as defined in the Rubin Employment Agreement), in either case prior to or more than two years following a change in control, Mr. Rubin will receive the following severance benefits, subject to his execution of a general release: (1) a lump sum payment equal to the sum of (i) one times Mr. Rubin's annual base salary then in effect; (ii) one times Mr. Rubin's bonus in respect of the fiscal year immediately preceding the fiscal year in which the date of termination occurs; and (iii) any accrued but unpaid bonus for the fiscal year ended immediately prior to the fiscal year in which the date of termination occurs; (2) payment by the Company of COBRA coverage premiums for a period of up to 12 months; and (3) immediate vesting of all stock options, stock appreciation rights, restricted stock and restricted stock units that would have vested during the eighteen (18) months following the date of termination.
In the event that Mr. Rubin's employment is terminated by the Company without “cause” or by Mr. Rubin for “good reason”, in either case within two years following a change in control, Mr. Rubin will receive the following severance benefits, subject to his execution of a general release: (1) a lump sum payment equal to the sum of (i) one and one-half times Mr. Rubin's annual base salary then in effect; (ii) one times Mr. Rubin's target bonus amount then in effect; (iii) a pro-rated portion of Mr. Rubin's target bonus determined by the number of days worked in the year of termination; and (iv) any accrued but unpaid bonus for the fiscal year ended immediately prior to the fiscal year in which the date of termination occurs; (2) medical, accident, disability and life insurance coverage for a period of 12 months for Mr. Rubin and his dependents; (3) immediate vesting of all stock options, stock appreciation rights, restricted stock and restricted stock units; and (4) immediate vesting of Mr. Rubin's rights in all other employee benefit and compensation plans.
Additionally, in the event of a change in control that occurs after March 31, 2013 following which the Company's common stock ceases to be traded on a national securities exchange, any equity held by Mr. Rubin will immediately vest upon such change in control.

•
Amendment to Mr. Farrell's Employment Agreement: On May 31, 2012, the Company and Mr. Farrell, the Company's Chief Executive Officer, entered into an amendment (the “Amendment”) to the Second Amended and Restated Employment Agreement, dated as of December 31, 2008, as amended by Amendment No. 1 dated January 31, 2012, by and between the Company and Mr. Farrell (the “Farrell Employment Agreement”). The Amendment provides (i) that Mr. Farrell consents to the employment by the Company of Jason Rubin as President of the Company, (ii) that Mr. Farrell shall retain the title, position and responsibilities of Chief Executive Officer of the Company along with his current terms of compensation and benefits, and (iii) confirms that the foregoing does not constitute “Good Reason” under Section 7.4(a) of the Farrell Employment Agreement.

•
Termination of NEO and Payment of Severance: In May 2012, the Company terminated Danny Bilson, who had served as our Executive Vice President, Core Game Brands. Mr. Bilson was paid severance pursuant to his severance agreement, which is described in detail on page 53.

•	No Base Salary Increases for Fiscal 2013: The Compensation Committee did not increase the base salary of any executive officer for fiscal 2013.

•
Goals for Annual Cash Bonuses Changed: In line with the Company's focus on profitability, for fiscal 2013, the Compensation Committee determined that the annual cash bonus plan would consist of a single performance metric of net income, rather than net income and revenue metrics.

•
Long-Term Equity Grants Delayed: Executive officers were not awarded long-term incentive equity grants in May 2012. Because the stockholders had not yet approved the Reverse Stock Split at the time when equity grants are generally made to executive officers, the Compensation Committee decided not to award equity grants until it could determine the impact, if any, of a reverse stock split on the Company's equity plans. It is anticipated that equity grants will be made to our executive officers in September 2012, to coincide with the timing of non-executive equity grants.

•
Changes to Severance Agreements: In June, 2012, the Board revised the severance agreements that it offers to its officers. The revisions primarily: (i) clarified and amended the definition of “cause”; (ii) added “disability” as a “nonqualifying termination”; and (iii) changed the payment terms of the severance from a lump sum to continued monthly payments. Although the changes will not apply to the Company's current executive officers, any person hired as an executive officer after June 2012 who receives a severance agreement will receive the revised severance agreement.

CEO Stock Ownership Guidelines
The Board believes that, in order to better align the interests of the chief executive officer of the Company and stockholders of the Company, the chief executive officer should have a financial stake in the Company. In furtherance of this policy, on May 13, 2008, the Board adopted ownership guidelines that provide that the Company's chief executive officer must own an amount of the Company's common stock (including derivative shares that may be held pursuant to an equity grant) equal to at least five times (5X) his or her annual salary (which in fiscal 2012 was $718,500). On January 31, 2012, the Board suspended the ownership guidelines. The Board believes that due to the recent stock price performance of the Company's common stock, it would be unduly burdensome to require the Chief Executive Officer to purchase enough shares of the Company to satisfy the guidelines.
Tax and Accounting Implications
Deductibility of Executive Compensation. Like most employers, we take allowable tax deductions for the compensation that we pay to our employees. Section 162(m) of the Internal Revenue Code, however, can prevent us from taking that deduction for compensation over $1 million paid for any one year to certain of our executive officers, unless certain conditions are met. Such conditions include a requirement that compensation be “performance based” and that bonus or equity compensation plans, as well as performance-based criteria in such plans, be approved by the stockholders of a company.
The Compensation Committee designs some elements of executive compensation to ensure full deductibility. The Compensation Committee approved, and our stockholders adopted at their 2006 Annual Meeting, our 2006 Long-Term Incentive Plan (“LTIP”). The LTIP includes, among other things, provisions that allow annual cash bonuses and equity awards to be granted such that the awards qualify for full deductibility under Section 162(m). At our 2011 Annual Meeting, our stockholders approved the performance goals under the LTIP, allowing us to continue to deduct performance-based compensation in excess of $1 million.
The LTIP also permits awards to be granted that do not qualify as fully deductible under Section 162(m). While the Compensation Committee is mindful of the limitations imposed by Section 162(m), it believes that stockholder interests are best served by not restricting THQ's discretion and flexibility in crafting compensation programs, even though those programs may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and may do so again. No such compensation was approved or awarded in fiscal 2012.
In line with our pay-for-performance philosophy, during fiscal 2012, no named executive officer was paid total compensation that exceeded $1,000,000.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K of the Exchange Act, as amended. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for THQ's 2012 Annual Meeting and incorporated by reference into THQ's Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

Compensation Committee

James Whims, Chairman Henry T. DeNero Brian P. Dougherty
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee in fiscal 2012 consisted entirely of the three independent directors listed above. Each member of the Compensation Committee is a non-employee director and no member has any direct or indirect material interest in, or relationship with, THQ outside of his position as a director. To our knowledge, there were no interlocking relationships involving members of the Compensation Committee or other directors requiring disclosure.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for the fiscal years ended March 31, 2012 (“fiscal 2012”), March 31, 2011 (“fiscal 2011”) and March 31, 2010 (“fiscal 2010”)3, for each of the following: (i) our Principal Executive Officer, (ii) our Principal Financial Officer, (iii) our three most highly compensated executive officers other than our Principal Executive Officer and Principal Financial Officer in fiscal 2012, each of whom was serving as an executive officer of the Company as of the last day of fiscal 2012 (the “named executive officers”); and (iv) an additional individual for whom disclosure would have been provided pursuant to (iii) above but for the fact that such individual was not serving as an executive officer at the end of fiscal 2012.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)

Brian J. Farrell	2012	$673,414	$—	$157,950	$435,760	$—	$56,456	$1,323,580
Chief Executive Officer	2011	697,370	—	150,965	394,771	—	46,452	1,289,558
and Chairman of the Board	2010	677,131	—	—	595,519	1,137,580	37,356	2,447,586

Paul J. Pucino	2012	394,587	—	70,200	217,880	—	5,901	688,568
Executive Vice President,	2011	386,427	—	75,485	197,386	—	15,557	674,855
Chief Financial Officer	2010	375,000	—	—	297,763	393,750	12,106	1,078,619

Danny Bilson	2012	423,987	—	87,750	261,456	—	10,692	783,885
Executive Vice President,	2011	411,923	—	86,808	226,993	—	4,110	729,834
Core Games	2010	382,981	—	—	474,505	448,000	7,773	1,313,259

Ian Curran	2012	423,987	—	87,750	261,456	—	167,964	941,157
Executive Vice President,	2011	402,692	50,000	86,808	226,993	—	270,554	1,037,047
Global Publishing	2010	376,430	—	—	534,688	448,000	120,954	1,480,072

Edward L. Kaufman (5)	2012	368,827	25,000	70,200	217,880	—	26,434	708,341
Executive Vice President,
Business and Legal Affairs

Martin J. Good (6)	2012	287,760	—	87,750	261,456	—	625,685	1,262,651
Executive Vice President,	2011	369,116	100,000	150,965	102,760	—	475,182	1,198,023
Kids, Family, Casual

(1)
In fiscal 2011, Mr. Curran and Mr. Good each received a $50,000 relocation bonus. Mr. Curran relocated from the UK to the Company's headquarters in California. Mr. Good relocated from Australia to the Company's headquarters in California. Mr. Good also received a $50,000 signing bonus for signing on to his new position of Executive Vice President, Kids, Family, Casual in June 2010, which was in fiscal 2011.

(2)
The amounts in the Stock Awards and the Option Awards columns reflect the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation. Stock Awards are PSUs and are calculated based upon the “target” amount of shares for each PSU grant. While the grant date fair value of awards reflects the full value of the awards in the year

3    Effective April 1, 2006, we began reporting our fiscal year on a 52/53-week period. Beginning with the fiscal year ending March 31, 2007, our fiscal year ended on the Saturday nearest March 31. The fiscal years ended March 31, 2012, 2012 and 2010 contain the following number of weeks and end on the following date:

Fiscal Period	Number of Weeks	Fiscal Period End Date
Year ended March 31, 2012	52 weeks	March 31, 2012
Year ended March 31, 2011	52 weeks	April 2, 2011
Year ended March 31, 2010	53 weeks	April 3, 2010
For simplicity of presentation, we refer to our fiscal year-end as occurring on March 31 of each relevant year.

of grant, the awards will be earned by holders over a number of years, and in certain cases, subject to performance conditions. The terms of the applicable awards are discussed in more detail in the Grants of Plan-Based Awards in Fiscal Year 2012 and the Outstanding Equity Awards as of March 31, 2012 tables below.  The assumptions used to calculate the valuation of the awards for fiscal 2012 are set forth in Note 15 to the Company's consolidated financial statements included in its Form 10-K for the fiscal year ended March 31, 2012. The amount shown is calculated based on the price of THQ's common stock on the date the awards were granted and does not reflect any fluctuations in the price of THQ common stock subsequent to the grant date. The amount shown therefore does not reflect the market value of the awards as of March 31, 2012, the financial benefit that the holders of the awards will actually realize upon exercise of the awards or the likelihood that the awards will be exercised prior to their expiration.

(3)
Amounts disclosed under “Non-Equity Incentive Plan Compensation” represent incentive cash bonuses paid pursuant to the Company's “pay-for-performance” executive compensation program. There were no incentive bonuses paid for services rendered in fiscal 2012 or fiscal 2011.

(4)	Amounts disclosed under “All Other Compensation” in fiscal 2012 consist of the following:

Name	Automobile Allowance	Contributions and Allocations to Defined Contribution/ Pension Plans	Supplemental Health Insurance Contributions	Life and Disability Insurance Premiums Paid by the Company	Relocation Expenses	Tax Reimbursements	Termination Payments	Total All Other Compensation
Brian J. Farrell	$9,000	$8,356	$26,284	$12,816	$—	$—	$—	$56,456
Paul J. Pucino	—	—	1,140	4,761	—	—	—	5,901
Danny Bilson	—	3,179	2,981	4,532	—	—	—	10,692
Ian Curran (a)	—	53,910	4,767	4,520	80,428	24,339	—	167,964
Edward L. Kaufman	—	9,860	11,514	5,060	—	—	—	26,434
Martin J. Good (b)	—	43,567	9,532	2,828	106,076	46,189	417,493	625,685

(a)
Although Mr. Curran relocated to the U.S. from the UK in fiscal 2011, he continued to participate in a private pension plan allowable under UK law. In fiscal 2012, THQ contributed an amount equal to 12% of Mr. Curran's base salary to his pension plan. Relocation Expenses include $28,953 for reimbursement of closing costs for Mr. Curran's house near the Company's headquarters, $12,165 for reimbursement of taxes paid in the UK related to family travel for relocation purposes and $28,260 for payments to PriceWaterhouseCoopers for tax preparation work. Tax reimbursements include the Company's gross-up payments of taxable relocation expenses on Mr. Curran's behalf.

(b)
Contributions and Allocations to Defined Contribution / Pension Plans include the Company's contributions to Mr. Good's Deferred Compensation Plan account in lieu of his Australian-based pension plan. Relocation Expenses include $66,000 for rental housing payments, $23,668 for airfare costs between the United States and Australia for Mr. Good and his family, and $8,994 for payments to PriceWaterhouseCoopers for tax preparation work. Tax reimbursements include the Company's gross-up payments of taxable relocation expenses on Mr. Good's behalf. Termination payments include $396,500 in severance paid pursuant to Mr. Good's severance agreement, $17,211 for the cost of COBRA coverage for Mr. Good and his family and $3,782 of unused vacation pay.

(5)
No amounts are reported for Mr. Kaufman for fiscal 2011 or fiscal 2010 since he was not named executive officer of the Company for those fiscal years. Mr. Kaufman was awarded a $50,000 discretionary bonus for fiscal 2012; however, $25,000 was paid in June 2012 (fiscal 2013) for completion of specific goals set by Mr. Farrell for fiscal 2013. All bonus amounts relate to completing certain renegotiations of licenses and other key contracts for the Company.

(6)
No amounts are reported for Mr. Good for fiscal 2010 since he was not a named executive officer of the Company in that fiscal year. Mr. Good's employment with the Company was terminated in December 2011.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2012
The following table provides certain information with respect to grants of awards to each of the Company's named executive officers in fiscal 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name (a)	Grant Date(1) (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Stocks (#) (i)	Options (#) (j)	Awards ($/Sh) (k)	Option Awards(4) (l)

Brian J. Farrell	5/10/2011	—	—	—	—	—	—	—	20,000	$45.90	$435,760
	6/13/2011	$215,550	$862,200	$1,327,788	2,250	4,500	9,000	—	—	—	157,950
										TOTAL:	593,710

Paul J. Pucino	5/10/2011	—	—	—	—	—	—	—	10,000	45.90	217,880
	6/13/2011	75,000	300,000	462,000	1,000	2,000	4,000	—	—	—	70,200
										TOTAL:	288,080

Danny Bilson	5/10/2011	—	—	—	—	—	—	—	12,000	45.90	261,456
	6/13/2011	86,100	344,400	530,376	1,250	2,500	5,000	—	—	—	87,750
										TOTAL:	349,206

Ian Curran	5/10/2011	—	—	—	—	—	—	—	12,000	45.90	261,456
	6/13/2011	86,100	344,400	530,376	1,250	2,500	5,000	—	—	—	87,750
										TOTAL:	349,206

Edward L. Kaufman	5/10/2011	—	—	—	—	—	—	—	10,000	45.90	217,880
	6/13/2011	56,250	225,000	346,500	1,000	2,000	4,000	—	—	—	70,200
										TOTAL:	288,080

Martin J. Good	5/10/2011	—	—	—	—	—	—	—	12,000	45.90	261,456
	6/13/2011	79,300	317,200	488,488	1,250	2,500	5,000	—	—	—	87,750
										TOTAL:	349,206

(1)
Equity awards were made in accordance with our equity grant policy described in “Compensation Discussion and Analysis-Long Term Equity Compensation.” Our current policy is to consider equity plan-based awards to the named executive officers after the end of the fiscal year so that the Compensation Committee has the prior year's financial results available to review and consider in making compensation decisions. Non-equity incentive plan awards are described in “Compensation Discussion and Analysis-Annual Cash Bonus.”

(2)
The numbers in these columns represent the range of potential cash bonus awards that could have been earned by our named executive officers for fiscal 2012 pursuant to our “pay-for-performance” bonus plan. The plan provides for the award of annual cash bonuses based upon the attainment of specified performance metrics, which in fiscal 2012 consisted of the following threshold targets: (i) non-GAAP net sales of $1 billion (the “revenue target”) and (ii) non-GAAP earnings per share of $0.36 (the “earnings target”), as well as individual performance. Column (c), “Threshold” represents the minimum amount payable for a certain level of performance under the bonus plan, which in fiscal 2012 was achievement of at least non-GAAP net sales of $925 million and non-GAAP net earnings per share of $0.29. Column (d), “Target” reflects each named executive officer's Target Bonus, which were set in fiscal 2012 as follows: Brian J. Farrell-120% of salary; Paul J. Pucino-75% of salary; Danny Bilson-80% of salary; Ian Curran-80% of salary; Edward L. Kaufman-60% of salary; and Martin J. Good-80% of salary. Column (e), “Maximum” reflects the maximum bonus each named executive officer could have earned if paid the sum of (i) 150% of the Company Goal component of the Target Bonus and (ii) 100% of the Individual Goals component; multiplied by a performance factor of 1.1. The actual amount paid to each of the named executive officers for fiscal 2012 is set forth in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation. These awards are described in further detail under “Compensation Discussion and Analysis-Annual Cash Bonus” beginning on page 34.

(3)
As described in “Compensation Discussion and Analysis-Long Term Equity Compensation,” in fiscal 2012 we begin granting Performance Share Units (PSUs) to our executive officers. The numbers in these columns represent the range of potential shares that could be earned by our named executive officers for their fiscal 2012 grant of PSUs. Column (f), “Threshold” represents the minimum amount of shares awarded for a certain level of performance; column (g), “Target” reflects each named executive officer's target amount of shares awarded; and column (h), “Maximum” reflects the maximum amount of shares each named executive officer could earn. The PSUs have a 2-year performance measurement period and in order to earn the “Target” amount of shares, the Company must meet a 2-year operating income target and 2-year revenue target, as established by the Compensation Committee on the grant date of the awards. In order to earn the “Threshold” amount of shares, the Company must achieve at least 95% of the 2-year revenue target and 85% of the 2-year operating income target and in order to earn the “Maximum” amount of shares, the Company must achieve at least 120% of the 2-year revenue target and 150% of the 2-year operating income target. These awards are described in further detail under “Compensation Discussion and Analysis-Long Term Equity Compensation” beginning on page 36.

(4)
The Grant Date Fair Value is computed in accordance with FASB ASC Topic 718. PSUs are calculated based upon the “target” amount of shares for each PSU grant. See Note 15 to the Company's consolidated financial statements included in its Form 10-K for the fiscal year ended March 31, 2012 for a discussion of the relevant assumptions used in calculating grant date fair value. There can be no assurance that the Grant Date Fair Value of Stock Awards or Option Awards will ever be realized.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2012 Table
Employment Agreements.
Brian J. Farrell. Mr. Farrell is employed with THQ pursuant to an employment agreement (the “Employment Agreement”). Prior to January 31, 2012, the Employment Agreement included the following key provisions:

•
Base Salary-An annual base salary of at least $626,045, subject to annual review at the end of each fiscal year. The base salary may be increased, but not decreased, each year. On May 10, 2011, the Compensation Committee set Mr. Farrell's fiscal 2012 base salary at $718,500.

•
Bonus-Mr. Farrell participates in the Company's pay-for-performance bonus plan and may earn an annual cash bonus if the Company's bonus pool is funded (see “Compensation Discussion and Analysis,” beginning on page 28, herein for a discussion of how the bonus pool is funded). Mr. Farrell did not receive a bonus in fiscal 2012.

•
Additional Benefits-A life insurance policy in the amount of $3.0 million, disability insurance in the amount of 80% of his base salary, a car allowance, and at least all other benefits made available by the Company to other senior executives of the Company in the United States.

•
Term-The Employment Agreement provides that the Company will continue to employ Mr. Farrell as the Company's President and Chief Executive Officer during the original and any extended term of the Employment Agreement, which commenced on July 20, 2006 and continued through March 31, 2010; provided, however, that commencing March 31, 2008 and thereafter, the Employment Agreement is automatically extended each year on March 31st by a period of one (1) additional year if the Company has not given Mr. Farrell at least ninety (90) days written notice prior to the relevant March 31st that it does not want to extend the Employment Agreement. Pursuant to this provision, the Employment Agreement has been extended through March 31, 2015. The Employment Agreement shall automatically terminate on March 31st of the calendar year in which Mr. Farrell turns 65 years of age, which is in 2019.

•
Excise Tax Gross-Up Payment-In the event that Mr. Farrell is required to pay, due to any payments made to him under his employment agreement, any excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall pay Mr. Farrell a gross-up payment to cover such excise taxes, interest and penalties.

On January 31, 2012, Mr. Farrell and the Company entered into an amendment to the Employment Agreement (the “Amendment”), which reduced Mr. Farrell's base salary to $359,250 during the period from February 13, 2012 through February 12, 2013. Additionally, on May 31, 2012, Mr. Farrell and the Company further amended the Employment Agreement as described in “Fiscal 2013 Material Compensation Actions”, below.

The Employment Agreement may be terminated by the Company: (i) in the event of Mr. Farrell's death or disability, (ii) for Cause, or (iii) without Cause, but only with the affirmative vote of 80% of the members of the Board. The Employment Agreement may be terminated by Mr. Farrell: (a) voluntarily, or (b) for Good Reason. The Employment Agreement provides for a severance payment upon termination of employment as a result of death or disability, termination by the Company without Cause, termination by Mr. Farrell for Good Reason, or termination in connection with a Change of Control. See below, “Potential Payments upon Termination or Change in Control,” for a description of these provisions in the Employment Agreement. “Cause,” “Good Reason,” and “Change in Control” are defined in the Employment Agreement.
Equity Awards. In May 2011, all named executive officers were awarded equity grants that consisted of stock options. All options vest ratably over a three-year period after grant, subject to the named executive officer's continued employment with the Company, and expire five years from the grant date. In June 2011, the Compensation Committee, based upon the executive compensation assessment conducted with Mercer described in the Compensation Discussion and Analysis above, further strengthened our pay-for-performance philosophy by introducing performance share units (PSUs). Unlike performance accelerated restricted stock units (PARSUs), which have time-based vesting elements, the PSUs will only vest based upon achievement of certain performance goals and are subject to the grantee's continued employment with the Company during the performance period. The PSUs have a 2-year performance measurement period and in order to earn the “target” amount of shares granted to each named executive officer, the Company must meet a 2-year operating income target and 2-year revenue target, as established by the Compensation Committee. In order to earn the “threshold” amount of shares, which is 50% of the target amount of shares for each named executive officer, the Company must achieve at least 95% of the 2-year revenue target and 85% of the 2-year operating income target and in order to earn the “maximum” amount of shares, which is two times (2x) the target amount of shares for each named executive officer, the Company must achieve at least 120% of the 2-year revenue target and 150% of the 2-year operating income target.
Non-Equity Incentive Plan Compensation. There was no non-equity incentive plan compensation, which consists of the annual cash bonus opportunity, paid for fiscal 2012 because the Company failed to achieve at least the minimum performance thresholds necessary to fund the incentive bonus pool. For an explanation of how the annual cash bonus is determined and paid, see “Annual Cash Bonus” in the Compensation Discussion and Analysis, above.
Compensation Mix. For fiscal 2012, our named executive officers received the following amounts of salary and incentive cash bonus in proportion to total compensation (1):

Executive	Salary as a percentage of Total Compensation	Incentive Cash Bonus as a percentage of Total Compensation
Brian J. Farrell	51%	0%
Paul J. Pucino	57	0
Danny Bilson	54	0
Ian Curran	45	0
Edward L. Kaufman	52	0

(1)	Total compensation as reflected in the “Total” column of the Summary Compensation Table on page 43.

Average salary as a percentage of total compensation was higher than it has generally been because (i) no annual cash incentive bonuses were paid for fiscal 2012, and (ii) the fair value of the long-term equity awards was low in fiscal 2012 due to the Company's low stock price. Mr. Good was not included in the table above since he did not receive a salary for the full fiscal year.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2012
The following table sets forth certain information regarding stock‑based awards held by each named executive officer as of March 31, 2012.

	OPTION AWARDS				STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested (1) (#) (g)

Brian J. Farrell	13,000	—(2)	328.00	5/15/2012	1,866(2)	$10,450
	13,000	—(3)	184.20	5/13/2013	1,866(3)	10,450
	17,734	8,866(4)	52.00	5/12/2014	—	—
	4,334	8,666(5)	64.70	5/11/2015	2,334(5)	13,070
	—	20,000(6)	45.90	5/10/2016	—	—
	—	—	—	—	4,500(7)	25,200
				TOTAL		59,170

Paul J. Pucino	15,000	—(8)	30.90	2/11/2014	—	—
	8,868	4,433(4)	52.00	5/12/2014	—	—
	2,167	4,333(5)	64.70	5/11/2015	1,167(5)	6,535
	—	10,000(6)	45.90	5/10/2016	—	—
	—	—	—	—	2,000(7)	11,200
				TOTAL		17,735

Danny Bilson	3,500	—(9)	187.50	3/13/2013	—	—
	890	—(10)	99.00	10/20/2013	—	—
	5,000	—(11)	40.10	11/12/2013	—	—
	9,542	4,769(4)	52.00	5/12/2014	—	—
	3,334	1,666(12)	71.60	6/19/2014	—	—
	2,492	4,983(5)	64.70	5/11/2015	1,342(5)	7,515
	—	12,000(6)	45.90	5/10/2016	—	—
	—	—	—	—	2,500(7)	14,000
				TOTAL		21,515

Ian Curran	4,550	—(2)	328.00	5/15/2012	653(2)	3,657
	1,500	—(13)	282.30	8/16/2012	—	—
	6,500	—(3)	184.20	5/13/2013	933(3)	5,225
	5,000	—(14)	45.80	12/12/2013	—	—
	8,868	4,433(4)	52.00	5/12/2014	—	—
	5,000	2,500(12)	71.60	6/19/2014	—	—
	2,492	4,983(5)	64.70	5/11/2015	1,342(5)	7,515
	—	12,000(6)	45.90	5/10/2016	—	—
	—	—	—	—	2,500(7)	14,000
				TOTAL		30,397

Edward L. Kaufman	10,000	5,000(15)	59.50	10/14/2014	1,500(15)	8,400
	2,167	4,334(5)	64.70	5/11/2015	1,167(5)	6,535
	—	10,000(6)	45.90	5/10/2016	—	—
	—	—	—	—	2,000(7)	11,200
					TOTAL	26,135

Martin J. Good (16)

(1)	Calculated based upon the closing stock price of THQ's common stock on March 30, 2012 (the last business day of fiscal 2012), which was $5.60.

(2)
These awards were granted to our executive officers on May 15, 2007. The options are fully vested. The stock awards are performance accelerated restricted stock units (PARSUs), which fully vested on May 15, 2012, which is in fiscal 2013 and thus not reflected as vested in the table above.

(3)
These awards were granted to our executive officers on May 13, 2008. The options are fully vested. The stock awards are PARSUs, which fully vest on May 13, 2013, subject to the continued employment of the recipient; provided, however, 20% of each outstanding grant of PARSUs will accelerate annually and become vested if certain performance targets for the Company are attained in each fiscal year during the five-year term of the PARSUs. The Company attained its performance targets for fiscal 2010 and accordingly, 20% of the PARSUs vested on June 4, 2010 and are not reflected in the table above.

(4)
These option awards were granted to our executive officers on May 12, 2009. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on May 12, 2010, the second one-third vested on May 12, 2011, and the last one-third vested on May 12, 2012, which is in fiscal 2013 and thus not disclosed as “exercisable” above.

(5)
These awards were granted to our executive officers on May 11, 2010. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on May 11, 2011, the second one-third vested on May 11, 2012, which is in fiscal 2013 and thus not disclosed as “exercisable” above, and the last one-third will vest on May 11, 2013. The stock awards are PARSUs, which fully vest on May 11, 2015, subject to the continued employment of the recipient; provided, however, 20% of each outstanding grant of PARSUs will accelerate annually and become vested if certain performance targets for the Company are attained in each fiscal year during the five-year term of the PARSUs.

(6)
These option awards were granted to our executive officers on May 10, 2011. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on May 10, 2012, which is in fiscal 2013 and thus not disclosed as “exercisable” above, the second one-third will vest on May 11, 2013, and the last one-third will vest on May 10, 2014.

(7)
This number reflects the “Target” level of Performance Share Units (PSUs) granted to our executive officers on June 13, 2011. The PSUs have a 2-year performance measurement period and in order to earn the “Target” amount of shares, the Company must meet a 2-year operating income target and 2-year revenue target, as established by the Compensation Committee on the grant date of the awards. See “Grants of Plan-Based Awards in Fiscal 2012” table above and the footnotes thereto for the level of “Threshold” and “Maximum” amount of shares that each named executive officer can be awarded.

(8)	These options were granted to Mr. Pucino on February 11, 2009 in connection with his employment with the Company. The options are fully vested.

(9)	These options were granted to Mr. Bilson on March 13, 2008 in connection with his employment with the Company. The options are fully vested.

(10)	These options were granted to Mr. Bilson on October 20, 2008 as part of a non-executive annual performance grant. The options are fully vested.

(11)	These options were granted to Mr. Bilson on November 12, 2008 in connection with his promotion to Senior Vice President, Creative Development. The options are fully vested

(12)
These options were granted to Mr. Bilson and Mr. Curran on June 19, 2009 in connection with their promotions to Executive Vice President, Core Game Brands and Executive Vice President, Global Publishing, respectively. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on June 19, 2010, the second one-third vested on June 19, 2011, and the last one-third will vest on June 19, 2012.

(13)	These options were granted to Mr. Curran on August 16, 2007 in connection with his promotion to Executive Vice President, International Publishing. The options are fully vested.

(14)
These options were granted to Mr. Curran on December 12, 2008 as part of an internal parity equity grant made to the members of the senior management team responsible for sales and marketing activities. The options are fully vested.

(15)
These awards were granted to Mr. Kaufman on October 14, 2009 in connection with his employment with the Company. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to

Mr. Kaufman's continued employment. The first one-third of the stock options vested on October 14, 2010, the second one-third vested on October 14, 2011, and the last one-third will vest on October 14, 2012. The stock awards are RSUs, which fully vest on October 14, 2012, subject to Mr. Kaufman's continued employment with the Company.

(16)	Mr. Good's employment with the Company was terminated in December 2011. He did not have any outstanding equity awards as of March 31, 2012.
OPTION EXERCISES AND STOCK VESTED
The following table sets forth information concerning vesting of stock awards during fiscal 2012 for each named executive officer on an aggregated basis:

	OPTION AWARDS		STOCK AWARDS
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Brian J. Farrell	—	$—	—	$—
Paul J. Pucino	—	—	1,500	9,242	(1)
Danny Bilson	—	—	—	—
Ian Curran	—	—	1,490	66,052	(2)
Edward L. Kaufman	—	—	—	—
Martin J. Good	—	—	3,765	83,799	(3)

(1)	Amount based on 1,500 shares of RSUs that were released on February 13, 2012 at a price of $6.161 per share.

(2)	Amount based on (i) 490 shares of PARSUs that were released on April 4, 2011 at a price of $44.80 per share, and (ii) 1,000 RSUs that were released on May 13, 2011 at a price of $44.10 per share.

(3)
Amount based on (i) 506 shares of RSUs that were released on May 11, 2011 at a price of $45.20 per share, (ii) 750 shares of RSUs that were released on May 13, 2011 at a price of $44.10 per share, (iii) 300 shares of PARSUs that were released on July 18, 2011 at a price of $33.20 per share, and (iv) 2,209 shares from various grants that were released on January 9, 2012, pursuant to Mr. Good's severance agreement, at a price per share of $8.10 per share.

NON-QUALIFIED DEFERRED COMPENSATION
The following table shows the executive and Company contributions, earnings, distributions and account balances for the named executive officers in the THQ Inc. Management Deferred Compensation Plan (the “Deferred Compensation Plan”):

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(1) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(2) (f)
Brian J. Farrell	$—	$—	$(4,725)	$50,307	$499,247
Paul J. Pucino	—	—	—	—	—
Danny Bilson	—	—	—	—	—
Ian Curran	—	—	—	—	—
Martin J. Good (3)	—	38,536	1,786	40,322	—

(1)	The earnings (losses) in this column (d) are not reported in the Summary Compensation Table because they were not preferential or above market.

(2)
Amounts reported in this column (f) include amounts previously reported in the Company's Summary Compensation Table in previous years when earned. Amounts previously reported in such years include previously earned, but deferred, salary and cash bonuses. This total reflects the cumulative value of deferrals, contributions made by the Company and investment experience less distributions made to the named executive officer.

(3)
Mr. Good relocated from Australia to the United States during fiscal 2011. In fiscal 2012, the Company made contributions to Mr. Good's Deferred Compensation Plan account in lieu of pension-based contributions Mr. Good received in Australia. Mr. Good withdrew all amounts in his Deferred Compensation Plan upon his termination of employment with the Company.

The Deferred Compensation Plan is an unfunded, unsecured, deferred compensation plan. The Deferred Compensation Plan allows certain employees of the Company (including all directors and named executive officers) to defer:

•	Up to 100% of base salary; and

•	Up to 100% of variable pay, including annual cash bonus or Board fees.
The Company may make voluntary contributions to a participant's deferred compensation account, in such amounts, and at such times as the Company may, in its sole discretion, determine. In fiscal 2012, the Company made contributions to Mr. Good's deferred compensation account in lieu of pension-based contributions to Mr. Good's Australian pension.
The aggregate balances shown above represent amounts that the named executive officers earned but elected to defer, plus earnings (or losses) and any contributions that the Company made to such named executive's account, less distributions that the Company made from such named executive officer's account.
Account balances may be invested in investments selected by the executive from an array of investment options similar to the investment options available in the Company's 401(k) Plan. The array may change from time to time; as of March 31, 2012, participants could choose among several different investments, including domestic and international growth, income, balanced and blended fund investment stock funds, bonds or money market funds. Participants can daily change their investment selections prospectively by contacting the third‑party administrator of the Deferred Compensation Plan.
When participants elect to defer amounts into the Deferred Compensation Plan, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year-whether or not employment has then ended-or at a time that begins at or after the executive's retirement or separation from the Company. Distributions can be made in a single lump sum payment or in up to 15 annual installments, depending upon the participant's years of service with the Company. However, soon after a participant's employment ends, his or her account balance is automatically distributed in a lump sum-without regard to his or her election-if the participant's account balance is less than $15,500 at the time of retirement or separation or if employment ended due to the participant's death.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
All of our named executive officers have agreements that provide for certain payments and benefits to such named executive officers upon certain circumstances of termination. The following pages describe these agreements and show potential payments upon termination, as if our named executive officers had been terminated on the last day of fiscal 2012, March 31, 2012.
Brian J. Farrell's Employment Agreement. As described above in the section entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” Mr. Farrell is employed with THQ pursuant to the Employment Agreement. The Employment Agreement may be terminated by the Company: (i) in the event of Mr. Farrell's death or disability, (ii) for Cause, or (iii) without Cause, but only with the affirmative vote of 80% of the members of the Board. The Employment Agreement may be terminated by Mr. Farrell: (a) voluntarily, or (b) for Good Reason.
Pursuant to the Employment Agreement, as amended by the Amendment dated January 31, 2012, if Mr. Farrell is terminated by the Company without Cause or if he terminates his employment for Good Reason, he is entitled to the following benefits:

•
A lump sum payment, payable within 30 days of termination, equal to the sum of (A) three times the greater of his base salary on as of January 1, 2012 or his then current base salary, plus (B) one times bonus compensation equal to the highest annual bonus amount received by Mr. Farrell during any prior fiscal year;

•	The immediate vesting of Mr. Farrell's rights in all employee benefit and compensation plans, including stock options, stock appreciation rights and restricted stock not fully vested at such time;

•
For the greater of three years or the balance of the employment term, as set forth in the Employment Agreement: (i) medical and dental insurance, unless Mr. Farrell receives substantially equivalent medical and dental coverage from a third party employer without cost to him; (ii) the additional life and disability insurance coverage; and (iii) perquisites received by Mr. Farrell at the time of termination;

•	Payment of the fees and disbursements incurred by counsel to Mr. Farrell as a result of the termination of Mr. Farrell's employment during the one-year period following such termination;

•	Appropriate office and secretarial assistance for six months after termination of Mr. Farrell's employment; and

•	A gross-up payment if excise taxes (including penalties and interest) are owed by Mr. Farrell.
If Mr. Farrell's Employment Agreement was terminated in accordance with the foregoing on the last business day of fiscal 2012, he would have received the following:
Termination for Good Reason or without Cause:

Base Salary Payment	Bonus Payment	Accelerated Vesting of Unvested Option & Stock Awards(1)	Group & Health Benefits(2)	Other(3)	Excise Tax Gross-Up Payment	Total
$2,155,500	$1,137,580	$33,973	$155,367	$37,800	$—	$3,520,220

(1)
Represents the intrinsic value of unvested options and restricted stock that would vest upon termination, based upon the closing stock price of THQ's common stock on March 30, 2012 (the last business day of fiscal 2012), which was $5.60.

(2)	Group and health benefits include 36 months of employer contributions for health, short-term disability, long-term disability, AD&D and life insurance benefits.

(3)	Includes three years automobile allowance and six months use of an office and secretarial services.

Additionally, if Mr. Farrell's employment is terminated by the Company other than for Cause within one year subsequent to a Change of Control or if Mr. Farrell voluntarily terminates his employment within such year for any reason (whether or not Good Reason), he would be entitled to the benefits described above, except that the bonus payment component would be three (3) times the highest annual bonus amount received by Mr. Farrell during any prior fiscal year rather than one (1) time the highest number. Additionally, his unvested PSUs would vest. Thus, if he were terminated in accordance with the foregoing on the last business day of fiscal 2012, he would have received the following:
Change of Control Termination:

Base Salary Payment	Bonus Payment	Accelerated Vesting of Unvested Option & Stock Awards(1)	Group & Health Benefits(2)	Other(3)	Excise Tax Gross-Up Payment	Total
$2,155,500	$3,412,740	$59,173	$155,367	$37,800	$—	$5,820,580

(1)
Represents the intrinsic value of unvested options and restricted stock that would vest upon termination, based upon the closing stock price of THQ's common stock on March 30, 2012 (the last business day of fiscal 2012), which was $5.60.

(2)	Group and health benefits include 36 months of employer contributions for health, short-term disability, long-term disability, AD&D and life insurance benefits.

(3)	Includes three years automobile allowance and six months use of an office and secretarial services.
If the Employment Agreement is terminated due to Mr. Farrell's death or disability, within 20 days of such termination, the Company shall pay a lump sum equal to the greater of his annual base salary as of January 1, 2012 or his then current base salary for one year to his executive of personal representative. Additionally, the vesting or lapsing of restrictions of all stock options and stock awards that were not exercisable or that were restricted as of the date of death or disability shall be accelerated.
If Mr. Farrell's Employment Agreement was terminated in accordance with the foregoing on March 31, 2012, he would have received the following:
Termination for Death or Disability:

Base Salary Payment	Bonus Payment	Accelerated Vesting of Unvested Option & Stock Awards(1)	Group & Health Benefits	Other	Excise Tax Gross-Up Payment	Total
$718,500	$—	$33,973	$—	$—	$—	$752,473

(1)
Represents the intrinsic value of unvested options and restricted stock that would vest upon termination, based upon the closing stock price of THQ's common stock on March 30, 2012 (the last business day of fiscal 2012), which was $5.60.

Mr. Farrell would not have received any payments if his Employment Agreement was terminated on the last business day of fiscal 2012 due to voluntary termination or for Cause.
Severance Agreements. THQ's Board believes it is in the best interests of the Company and its stockholders to encourage the continued services of our named executive officers and to ensure the officer's continued dedication by providing specified severance benefits in the event the named executive officer's employment is terminated by the Company without Cause. For that reason, the Company has entered into severance agreements with each of the named executive officers of THQ other than Mr. Farrell (the “Severance Agreements”). Mr. Farrell's Employment Agreement provides for the payment of benefits to him in the event of termination under certain circumstances as described above.

The Severance Agreements provide for the payment of the following benefits if the named executive officer's employment with THQ or its subsidiaries is terminated by the Company without Cause, unless the named executive officer is entitled to benefits under the Change-in-Control Agreement (described below):

•
A lump sum cash payment equal to the sum of (i) one times the named executive officer's current base salary; and (ii) either (a) one times annual bonus paid (including amounts deferred), in respect of the fiscal year of the Company immediately preceding the fiscal year in which the termination occurs, or (b) any accrued but unpaid bonus for the fiscal year ended immediately prior to the fiscal year in which the termination occurs; provided, however, if the named executive officer has been employed with the Company for less than one year, then the amount paid under the preceding clause (ii) shall be equal to one times the annual target bonus in effect at the date of termination.

•	COBRA premiums under the Company's group health plan for a period of 12 months.
In addition, if on the date of termination, the named executive officer shall not be fully vested with respect to any stock options or restricted stock granted to such named executive officer, the named executive officer will immediately be vested on the date of termination in that number of additional options and stock awards that would have vested during the 12 months following the date of termination, as if such stock options or stock awards had become vested in equal monthly increments over the vesting period.
In exchange for the aforementioned severance the named executive officer must execute a release of his right to bring claims against the Company.
If our named executive officers (other than Mr. Farrell and Mr. Good) had been terminated in accordance with the foregoing on March 31, 2012, each would have received approximately the following amounts under the Severance Agreements:

Name	Base Salary Payment	Bonus Payment	Accelerated Vesting of Unvested Options (1)	Accelerated Vesting of Unvested Stock Awards (1)	COBRA Premiums	Total
Paul J. Pucino	$400,000	$—	$—	$1,307	$12,141	$413,448
Danny Bilson	430,500	—	—	1,503	17,211	449,214
Ian Curran	430,500	—	—	3,280	17,211	450,991
Edward L. Kaufman	375,000	—	—	4,107	10,019	389,126

(1)
Represents the intrinsic value of unvested options and restricted stock that would vest upon termination, based upon the closing stock price of THQ's common stock on March 30, 2012 (the last business day of fiscal 2012), which was $5.60.

Mr. Farrell is not included in the table above because his severance is governed by the Employment Agreement, as described above. Mr. Good's employment with the Company terminated in December 2011. Amounts paid to Mr. Good in fiscal 2012 under his severance agreement are included in the Summary Compensation Table on page 43.
Change-in-Control Agreements. THQ's Board believes that it is in the best interests of the Company and its stockholders to encourage our key officers to continue their services and their dedication to their assigned duties in the event of any threat or occurrence of any change in control of the Company. For that reason, in addition to the Severance Agreements, we have entered into agreements with each of our named executive officers, other than Mr. Farrell (the “Change-in-Control Agreements”). Mr. Farrell's Employment Agreement provides for the payment of benefits to him in the event of a change in control under certain circumstances as described above.
The Change-in-Control Agreements provide the following benefits in the event that a named executive officer's employment is terminated within two years following (or before, but in connection with) a Change in Control of THQ by the Company without Cause or by the named executive officer for Good Reason:

•
A lump sum cash payment of (i) one and one-half (1 1/2) times the named executive officer's current salary; plus (ii) one times the target annual bonus then in effect for such officer; plus (iii) the product of the bonus amount described in clause (ii) and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365; plus (iv) any accrued but unpaid bonus for the preceding fiscal year;

•	Medical, accident, disability and life insurance coverage for 12 months after termination at the lesser of the current cost or active employee cost;

•	A cash payment equal to the value of any unvested portion of employer contributions to the named executive officer's account under the Company's 401(k) Plan; and

•
Except for Mr. Kaufman (see below), a gross-up payment if excise taxes (including penalties and interest) are owed by such named executive officer; provided, however, no gross-up payment shall be paid if the amount of the aggregate “parachute payment” payable to the Named Executive Officer is not greater than 110% of the maximum amount that may be paid to such Named Executive Officer without resulting in the imposition of the excise tax.

Although the change-in-control agreements provide for gross-up payments related to taxes to be made to the named executive officers under certain circumstances, on May 11, 2009, the Compensation Committee determined that when any new agreements are entered into with executive officers, or upon material amendment to an existing agreement, such executive officer should be responsible for the taxes payable by them with respect to their compensation and that any change-in-control severance agreement entered into or materially amended on or after such date will not provide for the Company to gross-up tax payments. Additionally, such new agreements provide that if the executive officer is entitled to receive payments that would be subject to excise tax and the reduction of payments would result in a greater after-tax amount to the executive officer, such payment will be reduced to the maximum amount that could be paid to the executive officer without giving rise to the excise tax. Mr. Kaufman entered into his severance agreement in September 2009 and thus his change-in-control agreement does not provide for gross-up payments related to taxes to be made to him.
In addition, if on the date of termination such named executive officer's stock options or stock awards (including performance share units) are not fully vested, all such stock options or awards shall become immediately vested and stock options shall be exercisable for such period as provided in the plan and/or agreement governing such stock options or awards.
In order to receive any benefits under a Change-in-Control Agreement, the named executive officer may not voluntarily leave THQ without “Good Reason.” “Good Reason” is defined to include any of the following events after a Change in Control: (a) involuntary termination of the named executive officer; (b) a reduction of the named executive officer's rate of annual base salary as in effect immediately prior to the Change in Control or failure to pay such salary; (c) a requirement that the named executive officer relocate to a primary work location more than 25 miles from the primary work location at the time of the Change in Control; (d) the Company's failure to provide the named executive officer with employee benefit plans, compensation plans, paid vacation, expense reimbursement and other fringe benefits, on terms that are in all material respects no less favorable, in the aggregate, than those provided under plans, practices, programs and policies of the Company as in effect immediately prior to the Change in Control; (e) the failure to maintain the effectiveness of the Change-in-Control Agreements after the Change in Control; and (f) a material diminution of duties, authorities or reporting responsibilities.
The definition of a Change in Control for purposes of the Change-in-Control Agreements is complex but is summarized as follows. It provides that a change in control will have occurred if:

•	Any person not affiliated with THQ acquires 50% or more of the voting power of our outstanding securities;

•
During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board cease for any reason to constitute at least a majority of the Board (except for certain individuals nominated to the Board by a majority of the incumbent directors);

•	We merge with another company and our voting stock represents less than 60% of the voting power of the new entity;

•	Our stockholders approve a plan of complete liquidation or dissolution of the Company; or

•	Any other event occurs that the Board deems to constitute a Change in Control.

If our named executive officers had been terminated in accordance with the foregoing on March 31, 2012, they would have received the following:

Name	Cash Payment (1)	Accelerated Vesting of Unvested Options (2)	Accelerated Vesting of Unvested Stock Awards (2)	Group & Health Benefits	Excise Tax Gross-Up Payment or (Reductions)	Total
Paul J. Pucino	$1,200,000	$—	$17,734	$14,235	$—	$1,231,969
Danny Bilson	1,337,113	—	21,514	17,608	—	1,376,235
Ian Curran	1,334,550	—	30,399	17,596	—	1,382,545
Edward L. Kaufman	1,033,129	—	26,134	12,988	—	1,072,251

(1)
Cash payment consists of 150% of base salary, two times target bonus (since termination was on the 365th day of the fiscal year; the leap day was not considered for purposes of calculation) and unvested 401(k) account balances as follows:

Name	Base Salary Payment	Bonus Payment	Unvested 401(k) Payment	Total Cash Payment
Paul J. Pucino	$600,000	$600,000	$—	$1,200,000
Danny Bilson	645,750	688,800	2,563	1,337,113
Ian Curran	645,750	688,800	—	1,334,550
Edward L. Kaufman	562,500	450,000	20,629	1,033,129

(2)
Represents the intrinsic value at March 31, 2012 of unvested options and stock awards that would vest upon termination, based upon the closing stock price of THQ's common stock on March 30, 2012 (the last business day of fiscal 2012), which was $5.60.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires THQ's directors and executive officers, and persons who own more than ten percent of THQ's common stock, to file reports of ownership and changes in ownership of common stock of THQ. We have adopted procedures to assist THQ's directors and officers in complying with these requirements, which include assisting officers and directors in preparing forms for filing.
To our knowledge, based solely upon a review of such reports furnished to us and written representations that no other reports were required, we believe that during fiscal 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with on a timely basis, with the exception of the untimely filing to report the acquisition of a stock option grant made to Teri J. Manby, our former Chief Accounting Officer (options were granted on September 19, 2011), which option grant was reported on a Form 4 filed on September 27, 2011.
DELIVERY OF ANNUAL MEETING MATERIALS
If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report and proxy materials pursuant to the SEC's “householding” rules. Stockholders who would like to receive a separate copy or additional copies of these materials may request them by sending an e-mail to investorinfo@thq.com, calling 1-818-871-5125 or writing to: Secretary, THQ Inc., 29903 Agoura Road, Agoura Hills, CA 91301. We will promptly respond to your request for separate or additional copies.
Stockholders who share an address and receive multiple copies of our Annual Report and proxy materials may also request to receive a single copy by following the instructions above.
Current and prospective investors can also access our Form 10-K, Proxy Statement and other financial information on the investor relations section of our website at http://investor.thq.com, by sending an e-mail to investorinfo@thq.com, calling 1-818-871-5125 or writing to: Secretary, THQ Inc., 29903 Agoura Road, Agoura Hills, CA 91301.

REPORT OF THE AUDIT COMMITTEE
This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.
The Audit Committee's responsibilities are described in a written charter, which was adopted by the Board and is reviewed by the Audit Committee on an annual basis. During fiscal 2012, the members of the Audit Committee were Henry T. DeNero (Chairman), Lawrence Burstein and Jeffrey W. Griffiths. The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of the NASDAQ Global Select Market (the “Rules”), and one of its members, Henry T. DeNero, is an “audit committee financial expert” as defined by the Rules and the definitions promulgated by the Securities and Exchange Commission (“SEC”). The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees pursuant to the Rules as well as rules promulgated by the SEC.
THQ's management is responsible for preparing the Company's financial statements and the Company's independent registered public accountants, Deloitte & Touche LLP (“Deloitte”), are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by THQ's management and Deloitte. Additionally, in fulfilling its responsibilities, the Audit Committee, among other things, approves the services of the independent registered public accountants, oversees internal audit, reviews financial statements, earnings releases and other accounting matters, oversees the Company's systems of internal controls and approves related party transactions.
In this context, the Audit Committee has met and held discussions with management and Deloitte. Management represented to the Audit Committee that THQ's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte.
The Audit Committee has discussed with Deloitte matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90, Communication With Audit Committees, as amended. In addition, Deloitte provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board regarding the independent registered public accountants' communications with the Audit Committee concerning independence, and the Audit Committee and Deloitte have discussed Deloitte's independence from THQ and its management, including the matters in those written disclosures.
The Audit Committee has discussed with Deloitte, with and without management present, their evaluations of THQ's internal accounting controls and the overall quality of THQ's financial reporting.
Following the Audit Committee's discussions with management and Deloitte, and in reliance on the reviews and discussions discussed above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's annual report on Form 10-K for the year ended March 31, 2012, for filing with the SEC. The Audit Committee also reappointed Deloitte as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2013 and the Board concurred in such reappointment.
Audit Committee:
Henry T. DeNero, Chairman
Lawrence Burstein
Jeffrey W. Griffiths

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING
Except for proposals submitted to the Company pursuant to and in compliance with Rule 14a-8 of the Exchange Act, as amended (“Rule 14a-8”), nominations of persons for election to the Company's Board and the proposal of business other than nominations to be considered by the stockholders at the Company's 2013 annual meeting must be made in compliance with the Company's Bylaws and delivered to our Secretary not earlier than the close of business on April 25, 2013 nor later than the close of business on May 25, 2013.
Stockholders who, pursuant to and in compliance with Rule 14a-8, submit a proposal to be included in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders, must submit the proposal in writing to our Secretary no later than April 2, 2013 for the Company to consider it for inclusion in the Proxy Statement for the 2013 Annual Meeting of Stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
All nominations and proposals shall be delivered to our Secretary at our principal executive offices at 29903 Agoura Road, Agoura Hills, California 91301.
FORWARD LOOKING STATEMENTS
PLEASE NOTE: This Proxy Statement contains statements that may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding future financial items and our business and compensation plans and objectives, and may include certain assumptions that underlie the forward-looking statements. We generally use words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "future," "intend," "may," "plan," "positioned," "potential," "project," "scheduled," "set to," "subject to," "upcoming," and other similar expressions to help identify forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries and are based upon management's current beliefs and certain assumptions made by management. Our business and such forward-looking statements are subject to risks and uncertainties that may affect our future results. The forward-looking statements contained herein speak only as of the date on which they were made, and, except as required by law, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this Proxy Statement.

OTHER BUSINESS
We know of no business, other than as stated in the Notice of Annual Meeting of Stockholders, to be brought before the Annual Meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment and discretion of the persons appointed by the proxies.

By Order of the Board of Directors

Edward L. Kaufman Secretary
July 31, 2012
PLEASE COMPLETE, DATE, SIGN AND
RETURN YOUR PROXY PROMPTLY

THQ®

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE SACKPACK

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on August 23, 2012.

Vote by Internet

- Go to **www.investorvote.com/THQI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3. THE BOARD OF DIRECTORS IS NOT RECOMMENDING HOW STOCKHOLDERS SHOULD VOTE ON PROPOSAL NUMBER 4.

1. **ELECTION OF DIRECTORS:** To elect each of the following nominees as a director of the Company to serve until the next annual meeting and until his successor is elected and qualified (the "Election of Directors"):

	For	Withhold		For	Withhold		For	Withhold
01 - Brian J. Farrell	☐	☐	02 - Lawrence Burstein	☐	☐	03 - Henry T. DeNero	☐	☐
04 - Brian P. Dougherty	☐	☐	05 - Jeffrey W. Griffiths	☐	☐	06 - James Whims	☐	☐

5. For the proxies, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as the stockholder name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the authorized officer. If a partnership or limited liability company, or any other entity, please sign in such entity's name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1UPX 1418631

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01IB4A

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — THQ Inc.

29903 Agoura Road, Agoura Hills, California 91301

2012 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints and constitutes Brian J. Farrell and Paul J. Pucino, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote all the shares of Common Stock of THQ Inc. (the "Company") standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on Thursday, August 23, 2012 at the Westlake Hyatt, 880 South Westlake Blvd., Westlake Village, California 91361 at 9:00 a.m., Pacific Daylight Time and any postponement or adjournment thereof, with all the powers the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as stated on the reverse side hereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted: FOR the election of the nominees listed above under Election of Directors, FOR the ratification of the Independent Registered Public Accounting Firm; FOR the approval of the compensation of our named executive officers; ABSTAIN on the stockholder proposal to adopt majority voting for uncontested election of directors; and the proxies will vote in their discretion, upon such other matters as may properly come before the Annual Meeting.

(Continued and to be signed on reverse side)

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE PROXY STATEMENT.

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.